EXHIBIT 4.10

DATED  4TH JULY 2007

BREMER LANDESBANK KREDITANSTALT OLDENBURG - GIROZENTRALE -

as Lender

- a n d -

TYLER NAVIGATION INC.
PASEDENA NAVIGATION INC.
SUNRAY NAVIGATION INC.
NEDERLAND NAVIGATION INC.
LAKEVIEW NAVIGATION INC.

as joint and several Borrowers

____________________________________________

 FACILITY AGREEMENT
for a Secured Loan Facility of up to
$ 19,890,000.00
____________________________________________

Law Offices
G. E. BAIRACTARIS & PARTNERS
130, Kolokotroni str., Piraeus, Greece

I N D E X

THIS AGREEMENT is made the 4th day of July of two thousand seven (2007)

BY AND AMONG

1.           BREMER  LANDESBANK  KREDITANSTALT  OLDENBURG  - GIROZENTRALE - , a company duly incorporated and existing under the laws of the Federal Republic of Germany, having its registered office at Domshof 26, 28195 Bremen, Federal Republic of Germany, (hereinafter called  the “Bank”) of the one part, and

2.           TYLER NAVIGATION INC., a corporation duly incorporated and existing under the laws of the Republic of the Marshall Islands, having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH 96960 (hereinafter called “TYLER”), and

3.           PASEDENA NAVIGATION INC., a corporation duly incorporated and existing under the laws of the Republic of the Marshall Islands, having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH 96960 (hereinafter called “PASEDENA”), and

4.           SUNRAY NAVIGATION INC., a corporation duly incorporated and existing under the laws of the Republic of the Marshall Islands, having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH 96960 (hereinafter called “SUNRAY”), and

5.           NEDERLAND NAVIGATION INC., a corporation duly incorporated and existing under the laws of the Republic of the Marshall Islands, having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH 96960 (hereinafter called “NEDERLAND”),

6.           LAKEVIEW NAVIGATION INC., a corporation duly incorporated and existing under the laws of the Republic of the Marshall Islands, having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH 96960 (hereinafter called “LAKEVIEW”), (TYLER, PASEDENA, SUNRAY, NEDERLAND and LAKΕVIEW hereinafter also together called the “Borrowers” and each one the “Borrower”), of the other part.

IT IS AGREED AS FOLLOWS:

1.           PURPOSE AND DEFINITIONS

1.01.This Agreement sets out the terms and conditions upon and subject to which the Bank agrees to make available to the Borrowers jointly and severally a loan facility of up to United States  Dollars  Nineteen Million Eight Hundred Ninety Thousand ($ 19,890,000.00) divided into five (5) tranches as follows:

(i)
Tranche A of up to United States Dollars Three Million Nine Hundred Seventy Eight Thousand ($ 3,978,000.00) for the purpose of assisting TYLER  to part finance the first payment due for the construction of a Product/Chemical Tanker of approximately 37,000 dwt currently designated as Hull No. 2189  to be constructed by Hyundai Mipo Dockyard Co. Ltd (hereinafter the “Builder”) according to the terms of the Vessel A Contract;

(ii)
Tranche B of up to United States Dollars Three Million Nine Hundred Seventy Eight Thousand ($ 3,978,000.00) for the purpose of assisting PASEDENA to part finance the first payment due for the construction of a Product/Chemical Tanker of approximately 37,000 dwt designated as Hull No. 2190 to be constructed by the Builder according to the terms Vessel B Contract;

(iii)
Tranche C of up to United States Dollars Three Million Nine Hundred Seventy Eight Thousand ($ 3,978,000.00) for the purpose of assisting  SUNRAY to part finance the first payment due for the construction of a Product/Chemical Tanker of approximately 37,000 dwt designated as Hull No. 2191 to be constructed by the Builder according to the terms of the Vessel C Contract;

(iv)
Tranche D of up to United States Dollars Three Million Nine Hundred Seventy Eight Thousand ($ 3,978,000.00) for the purpose of assisting  NEDERLAND  to part finance the first payment due for the construction of a Product/Chemical Tanker of approximately 37,000 dwt designated as Hull No. 2192  to be constructed by the Builder according to the terms of the Vessel D Contract;.

(v)
Tranche E of up to United States Dollars Three Million Nine Hundred Seventy Eight Thousand ($ 3,978,000.00)  for the purpose of assisting LAKEVIEW to part finance the first payment due for the construction of a Product/Chemical Tanker of approximately 37,000 dwt designated as Hull No. 2193 to be constructed by the Builder according to the terms of the Vessel E Contract;

1.02.Definitions. In this Agreement, unless the context otherwise requires, the following expressions shall have the following meanings:

“Agreement” means this Agreement, and  the General Terms of Business and the General Loan Conditions of Bremer Landesbank Kreditanstalt Oldenburg - Girozentrale - attached as Exhibits 1, and 2, which form an integral part of this Agreement;

“Banking Day” means any day on which banks and foreign exchange markets in Frankfurt, Federal Republic of Germany, in New York, United States of America, and in Greece and in each country or place in or at which an act is required to be done under this Agreement in accordance with the usual practice of the Bank, are open for the transaction of business of the nature contemplated in this Agreement;

“Bank” means the Bank as specified in the beginning of this Agreement and the successors and assigns of the Bank;

“Borrowed Money” means indebtedness incurred in respect of (i)money borrowed or raised, (ii)any bond, note, loan stock, debenture or similar instrument, (iii)acceptance of documentary credit facilities, (iv)deferred payments for assets or services acquired, (v)rental payments under leases (whether in respect of land, machinery, equipment or otherwise) entered into primarily as a method of raising finance or of financing the acquisition of the asset leased, (vi)guarantees, bonds, stand-by letters of credit or other instruments issued in connection with the performance of contracts and (vii)guarantees or other assurances against financial loss in respect of indebtedness of any person falling within any of items (i) to (vi) above;

“Borrowers” means together TYLER, PASEDENA, SUNRAY, NEDERLAND and LAKEVIEW as specified at the beginning of this Agreement, and the successors and permitted assigns of the Borrowers, and in the singular means anyone of the Borrowers.

“Break Costs” means all costs, losses, premiums or penalties incurred by the Bank as a result of the Bank receiving any prepayment, whether voluntary or compulsory, of all or any part of the Loan or any other payment under or in relation to the Security Documents on a day other than the due date for payment of the sum in question, and includes (without limitation) any losses or costs incurred in liquidating or re-employing deposits from third parties acquired to effect or maintain the Loan and interest on the amount of the Loan being prepaid or paid from the date of commencement of the then current Interest Period to the last day thereof as certified by the Bank;

“Builder” means Hyundai Mipo Dockyard Co. Ltd., a company organized and existing under the laws of the Republic of Korea, having its principal place of business at 1381, Bangeo-Dong, Dong-Ku, Ulsan, Korea, and includes the successors and assigns of the Builder;

“Cash Liquidity” means a minimum amount of Dollars Five Million ($5,000,000.00) held in the Cash Liquidity Accounts;

“Cash Liquidity Accounts” means the accounts in the name of the Corporate Guarantor with a bank or banks, including the Bank, where the Cash Liquidity is to remain credited in aggregate for the duration of the Security Period;

“Commitment” means the amount which the Bank agreed to lend to the Borrowers under Clause 2., as modified by any relevant term of this Agreement;

“Contract” means each of Vessel A Contract, Vessel B Contract, Vessel C Contract, Vessel D Contract, and Vessel E Contract and in the plural means all of them;

“Corporate Guarantee” means the corporate guarantee executed or (as the context may require) to be executed by the Corporate Guarantor in favour of the Bank in form and substance acceptable to the Bank;

“Corporate Guarantor” means Omega Navigation Enterprises Inc., a company duly incorporated and existing under the laws of Marshall Islands, having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH 96960, and includes its successors in title;

"Current Account" means the account or accounts in the name of each Borrower with the Bank, as the Bank in its sole discretion may require, to which (inter alia) all sums payable by the Borrowers in accordance with Clause 5.02 are to be paid;

“Default Rate” means that rate of interest per annum which is determined in accordance with the provisions of Clause 3.03;

“Dollars” and “$” means the lawful currency of the United States of America and in respect of all payments to be made under any of the Security Documents funds which are for same day settlement in the New York Clearing House Interbank Payments System (or such other U.S. Dollar funds as may at the relevant time be customary for the settlement of international banking transactions denominated in U.S. Dollars);

“Drawdown Date” means the date requested by the Borrowers that the Loan or part thereof  be advanced to them pursuant to Clause 2, or (as the context requires) the date on which drawdown othe Loan or part thereof  is actually made;

"Drawdown Notice" means a notice substantially in the form of Schedule 1, or in such other form as the Bank approves or requires;

“Encumbrance” means any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, security interest, title retention, arrest, seizure, garnishee order (whether nisi or absolute) or any other order or judgment having similar effect or other encumbrance of any kind securing or any right conferring a priority of payment in respect of any obligation of any person;

“Euro” and the sign “€” means (available and transferable funds in) the single currency of member states of the European Union introduced in accordance with the provisions of Article 109(1) of the Treaty of Rome of 25 March 1957 as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed on 7 November 1992 and came into force on 1st June 1993 as amended, varied or supplemented from time to time);

“Event of Default” means any one of those events set out in Clause 12 or described as such in any other of the Security Documents;

“Expenses” means the aggregate at any relevant time (to the extent that the same have not been received or recovered by the Bank) of:

(a)all losses, liabilities, costs, charges, expenses, damages and outgoings of whatever nature (including, without limitation, Taxes, repair costs, registration fees, insurance premiums, crew wages, repatriation expenses and pension fund dues) suffered, reasonably incurred, charged to, paid or committed to be paid by the Bank in connection with the exercise of the powers referred to in or granted by any of the Security Documents or otherwise payable by the Borrowers in accordance with the terms of any of the Security Documents; and

(b)the expenses referred to in Clause 13.02; and

(c)interest on all such losses, liabilities, costs, charges, expenses, damages and outgoings referred in (a) and (b) above from the date on which the same were suffered, incurred or paid by the Bank until the date of receipt or recovery thereof (whether before or after judgment) at a rate per annum calculated in accordance with Clause 3.03 (as conclusively certified by the Bank);

“Fees” means the fees set out in Clause 7;

“Final Maturity Date” means the 31st August 2007, or the date of drawdown of the first advance under the Pre Delivery Facility, whichever occurs first;

“IGAAP” means generally accepted international accounting principles as from time to time set forth by the statements of International Account Standards issued by the International Accounting Standards Committee;

“Indebtedness” means, in relation to any person, any obligation (whether present or future, actual or contingent, secured or unsecured, as principal or surety or otherwise) for the payment or repayment of money;

“Interest Payment Date” means in respect of the Loan or any part thereof in respect of which a separate Interest Period is fixed, the last day of the relevant Interest Period and in case of any Interest Period which overruns one or more Repayment Dates, each such Repayment Date and the last day of such Interest Period;

“Interest Period” means each period for the calculation of interest in relation to the Loan or any part thereof, ascertained in accordance with Clause 3.02;

“Interest Rate” means in relation to any Interest Period the rate or rates determined in accordance with Clause 3;

“LIBOR” means, in relation to a particular period the rate per cent per annum at which the Bank is able in accordance with its normal practices to acquire deposits in Dollars in amounts comparable with the amount in relation to which LIBOR is to be determined and for a period equal to the relevant period, in the London Interbank Market at or about 11 a.m. (London time) on the second Banking Day before the first day of such period;

“Loan” means the aggregate principal amount of the borrowing by the Borrowers under this Agreement or (as the context requires) the principal amount thereof at any time being advanced and outstanding under this Agreement;

“Margin” means zero point eight hundred fifty per cent (0.850%) per annum;

“Outstanding Indebtedness” means at any time the aggregate of the Loan and all unpaid interest accrued thereon, the Expenses and all other sums of money whatsoever from time to time due and owing from the Borrowers to the Bank hereunder or pursuant to the other Security Documents and all interest accrued thereon;

“Post Delivery Facility” means the facility of up to Dollars One Hundred Sixty Five Million Seven Hundred Fifty Thousand ($ 165,750,000.00) (the “Post Delivery Commitment”) agreed to be provided by the Bank and syndicated banks (together the “Banks”) to the Borrowers jointly and severally in five tranches, under the terms and conditions of a loan agreement to be executed between the Banks and the Borrowers

“Pre Delivery Facility” means the syndicated facility of up to Dollars One  Hundred  Thirty  Eight   Million   One   Hundred Twenty Five Thousand ($ 138,125,000.00) (the “Pre Delivery Commitment”) agreed to be provided by the Bank and syndicated banks (together the “Banks”) to the Borrowers jointly and severally in five tranches, under the terms and conditions of a loan agreement to be executed between the Banks and the Borrowers;

“Refund Guarantee” means in relation to each Contract, a guarantee of the obligations of the Builder to refund to the respective Borrower which is a party to that Contract any stage payments paid by that Borrower to the Builder pursuant to the relevant Contract, to be in form and on terms acceptable to the Bank and to be issued by the Refund Guarantor in favour of the relevant Borrower, and in the plural means all of them;

“Refund Guarantee Assignment Consent and Acknowledgement” means the acknowledgement of notice of, and consent to, the first priority assignment by the respective Borrower in favour of the Bank of the Refund Guarantees, to be given by the Refund Guarantor;

“Refund Guarantor” means THE EXPORT-IMPORT BANK OF KOREA, 16-1, Yoido-dong, Yeongdeungpo-Gu, Seoul 150-996, Korea, or any other bank acceptable to the Bank which has issued or will issue the Refund Guarantees and includes its successors in title;

“Relevant Jurisdiction” means any jurisdiction in which or where any Security Party is incorporated, resident, domiciled, has permanent establishment, carries on, or has a place of business, or is otherwise effectively connected;

 “Security Assignment” means the first priority assignments of the Contracts and of the Refund Guarantees, executed or (as the context may require) to be executed by the Borrowers in favour of the Bank in form acceptable to the Bank;

“Security Documents” means this Agreement, the documents referred to in Clause 10, and any and every other document from time to time executed to secure the obligations of the Borrowers and/or any other Security Party to the Bank under this Agreement;

“Security Party” means each Borrower, the Corporate Guarantor and any person (other than the Bank) which is or will become a party to any of the Security Documents;

“Security Period” means the period commencing on the date of this Agreement and terminating on the date upon which all moneys payable or to become payable to the Bank at any time and from time to time pursuant to the terms of this Agreement and any of the other Security Documents shall have been paid and discharged in full;

“Total Loss” means with respect to a Vessel  (a) actual, constructive, compromised or arranged total loss of the Vessel; or (b) requisition for title or other compulsory acquisition of the Vessel; or (c) capture, seizure, detention, arrest or confiscation of the Vessel, unless such Vessel is released within thirty (30) days thereafter;

“Tranche” means each of Tranche A, Tranche B, Tranche C, Tranche D and Tranche E, and in the plural means all of them;

“Tranche A” means the borrowing of up to Dollars Three Million Nine Hundred Seventy Eight Thousand ($ 3,978,000.00) by the Borrowers for the purpose of assisting TYLER to part finance the first payment for Vessel A under Contract A;

“Tranche B” means the borrowing of up to Dollars Three Million Nine Hundred Seventy Eight Thousand ($ 3,978,000.00) by the Borrowers for the purpose of assisting PASEDENA to part finance the first payment for Vessel B under Contract B;

 “Tranche C” means the borrowing of up to Dollars Three Million Nine Hundred Seventy Eight Thousand ($ 3,978,000.00)  by the Borrowers for the purpose of assisting SUNRAY to part finance the first payment for Vessel C under Contract C;

“Tranche D” means the borrowing of up to Dollars Three Million Nine Hundred Seventy Eight Thousand ($ 3,978,000.00) by the Borrowers for the purpose of assisting NEDERLAND to part finance the first payment for Vessel D under Contract D;

 “Vessel” means each of Vessel A, Vessel B, Vessel C, Vessel D and Vessel E, and in the plural means all of them;

“Vessel A” means the Product/Chemical Tanker of approximately 37,000 dwt currently designated as Hull No. 2189 to be constructed by the Builder and purchased by TYLER pursuant to the Vessel A Contract;

“Vessel A Contract” means the shipbuilding contract dated 15th June 2007 made between TYLER and the

Builder, which expression shall include all Attachments, Appendixes and Exhibits thereto as amended and supplemented from time to time with the prior written consent of the Bank, relating to the construction and sale of Vessel A by the Builder;

“Vessel A Contract Assignment Consent and Acknowledgement” means the acknowledgement of notice of, and consent to, the assignment by TYLER in favour of the Bank in respect of the Vessel A Contract, to be given by the Builder;

“Vessel A Contract Installment” means each of the first (1st) second (2nd), third (3rd) fourth (4th) and fifth (5th) installment of the Vessel A Contract Price payable by TYLER to the Builder falling due under the Vessel A Contract;

“Vessel A Contract Price” means the price payable by TYLER to the Builder for Vessel A pursuant to the terms of the Vessel A Contract being Dollars Forty Four Million Two Hundred Thirty Five Thousand ($ 44,235,000.00), or such other sum as is determined in accordance with the terms and conditions of the Vessel A Contract;

“Vessel B” means the Product/Chemical Tanker of approximately 37,000 dwt currently designated as Hull No. 2190 to be constructed by the Builder and purchased by PASEDENA pursuant to the Vessel B Contract;

 “Vessel B Contract” means the shipbuilding contract dated 15th June 2007 made between PASEDENA and the Builder, which expression shall include all Attachments, Appendixes and Exhibits thereto as amended and supplemented from time to time with the prior written consent of the Bank, relating to the construction and sale of Vessel B by the Builder;

“Vessel B Contract Assignment Consent and Acknowledgement” means the acknowledgement of notice of, and consent to, the assignment by PASEDENA in favour of the Bank in respect of the Vessel B Contract, to be given by the Builder;

“Vessel B Contract Installment” means each of the first (1st) second (2nd), third (3rd) fourth (4th) and fifth (5th) installment of the Vessel B Contract Price payable by PASEDENA to the Builder falling under the Vessel B Contract;

“Vessel B Contract Price” means the price payable by PASEDENA to the Builder for Vessel B pursuant to the terms of the Vessel B Contract being Dollars Forty Four Million Two Hundred Thirty Five Thousand ($ 44,235,000.00), or such other sum as is determined in accordance with the terms and conditions of the Vessel B Contract;

“Vessel C” means the Product/Chemical Tanker of approximately 37,000 dwt currently designated as Hull No. 2191 to be constructed by the Builder and purchased by SUNRAY pursuant to the Vessel C Contract;

“Vessel C Contract” means the shipbuilding contract dated 15th June 2007 made between SUNRAY and the Builder, which expression shall include all Attachments, Appendixes and Exhibits thereto as amended and supplemented from time to time with the prior written consent of the Bank, relating to the construction and sale of Vessel C by the Builder;

“Vessel C Contract Assignment Consent and Acknowledgement” means the acknowledgement of notice of, and consent to, the assignment by SUNRAY in favour of the Bank in respect of the Vessel C Contract, to be given by the Builder;

“Vessel C Contract Installment” means each of the first (1st) second (2nd), third (3rd) fourth (4th) and fifth (5th) installment of the Vessel C Contract Price payable by SUNRAY to the Builder falling due under the Vessel C Contract;

“Vessel C Contract Price” means the price payable by SUNRAY to the Builder for Vessel C pursuant to the terms of the Vessel C Contract being Dollars Forty Four Million Two Hundred Thirty Five Thousand ($ 44,235,000.00), or such other sum as is determined in accordance with the terms and conditions of the Vessel C Contract;

“Vessel D” means the Product/Chemical Tanker of approximately 37,000 dwt currently designated as Hull No. 2192 to be constructed by the Builder and purchased by NEDERLAND pursuant to the Vessel D Contract;

“Vessel D Contract” means the shipbuilding contract dated 15th June 2007 made between NEDERLAND and the Builder, which expression shall include all Attachments, Appendixes and Exhibits thereto as amended and supplemented from time to time with the prior written consent of the Bank, relating to the construction and sale of Vessel D by the Builder;

“Vessel D Contract Assignment Consent and Acknowledgement” means the acknowledgement of notice of, and consent to, the assignment by NEDERLAND in favour of the Bank in respect of the Vessel D Contract, to be given by the Builder;

“Vessel D Contract Installment” means each of the first (1st) second (2nd), third (3rd) fourth (4th) and fifth (5th) installment of the Vessel D Contract Price payable by NEDERLAND the Builder falling due under the Vessel D Contract;

“Vessel D Contract Price” means the price payable by NEDERLAND to the Builder for Vessel D pursuant to the terms of the Vessel D Contract being Dollars Forty Four Million Two Hundred Thirty Five Thousand ($ 44,235,000.00), or such other sum as is determined in accordance with the terms and conditions of the Vessel D Contract;

“Vessel E” means the Product/Chemical Tanker of approximately 37,000 dwt currently designated as Hull No. 2193 to be constructed by the Builder and purchased by LAKEVIEW pursuant to the Vessel E Contract;

“Vessel E Contract” means the shipbuilding contract dated 15th June 2007 made between LAKEVIEW and the Builder, which expression shall include all Attachments, Appendixes and Exhibits thereto as amended and supplemented from time to time with the prior written consent of the Bank, relating to the construction and sale of Vessel E by the Builder;

“Vessel E Contract Assignment Consent and Acknowledgement” means the acknowledgement of notice of, and consent to, the assignment by LAKEVIEW in favour of the Bank in respect of the Vessel E Contract, to be given by the Builder;

“Vessel E Contract Installment” means each of the first (1st) second (2nd), third (3rd) fourth (4th) and fifth (5th) installment of the Vessel E Contract Price payable by LAKEVIEW the Builder falling due under the Vessel E Contract;

“Vessel E Contract Price” means the price payable by LAKEVIEW to the Builder for Vessel E pursuant to the terms of the Vessel E Contract being Dollars Forty Four Million Two Hundred Thirty Five Thousand ($ 44,235,000.00), or such other sum as is determined in accordance with the terms and conditions of the Vessel E Contract;

1.03.01.each of the terms defined in Clause 1.02 when used in plural means all of them collectively and/or each of them and/or anyone of them (even if not expressly so spelled out) as the context may require or permit;

1.03.02.subject to Clause 14, references to each of the parties hereto and to the other Security Documents shall be deemed to be references to or to include, as appropriate, their respective successors and permitted assigns;

1.03.03.Reference to:

“asset” includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment;

“bankruptcy” includes a liquidation, receivership, administration or judicial management and any form of suspension of payments, arrangement with creditors or reorganisation under any corporate or insolvency law of any country;

“company” includes any partnership, joint venture and unincorporated association;

“contingent liability” means a liability which is not certain to arise and/or the amount of which remains unascertained;

“law” includes any form of delegated legislation, any order or decree, any treaty or international convention and any regulation or resolution of the Council of the European Union,  the European Commission, the United Nations or its Security Council;

“liability” includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surety or otherwise;

"month" means a period beginning in one calendar month and ending in the next calendar month on the day numerically corresponding to the day of the calendar month on which it started provided that (i) if there is no such numerically corresponding day, it shall end on the last Banking Day in such next calendar month and (ii) if such numerically corresponding day is not a Banking Day, the period shall end on the next following Banking Day in the same calendar month but if there is no such Banking Day in the same calendar month, it shall end on the preceding Banking Day and "months" and "monthly" shall be construed accordingly;

“person” shall be construed as including reference to an individual, firm, company, corporation, unincorporated body of persons or any State or any agency thereof;

“policy”, in relation to any insurance, includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms;

“regulation” includes any regulation, rule, official directive, request or guideline whether or not having the force of law of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organization;

“subsidiary”: company (S) is a subsidiary of another company (P) if:
-a majority of the issued shares in S (or a majority of the issued shares in S which carry unlimited rights to capital and income distributions) are directly owned by P or are indirectly attributable to P; or
- P has direct or indirect control over a majority of the voting rights attached to the issued shares of S; or
- P has the direct or indirect power to appoint or remove a majority of the directors of S; or
- P otherwise has the direct or indirect power to ensure that the affairs of S are conducted in accordance with the wishes of P,

and any company of which S is a subsidiary is a parent company of S.

 “successor” includes any person who is entitled (by assignment, novation, merger or otherwise) to any other person’s rights under this Agreement or any other Security Document (or any interest in those rights) or who, as administrator, liquidator or otherwise, is entitled to exercise those rights; and in particular references to a successor include a person to whom those rights (or any interest in those rights) are transferred or pass as a result of a merger, division, reconstruction or other reorganization of it or any other person;

"tax and taxes" includes all present and future taxes, levies, imposts, duties, fees or charges of relevant nature together with interest thereon and penalties in respect thereof (except taxes concerning the Bank and imposed on the net income of the Bank) and "taxation" shall be construed accordingly.

1.03.04.in case of any contradiction between this Agreement and the General Loan Conditions and/or General Terms of Business of Bremer Landesbank Kreditanstalt Oldenburg –Girozentrale - , this Agreement shall prevail;

1.03.05.The expression “Current Account” shall include such account or any sub-accounts or call accounts opened from time to time under the same designation and shall include any substitute account(s) or revised designation or number whatsoever.

1.04.Where the context so admits, words in the singular include the plural and vice versa.

1.05.All documents referred to in this Agreement include the same as varied or supplemented or amended from time to time.

1.06.Headings are for convenience of reference only and are not to be taken into account in construction.

1.07.References to Clauses, Sub-Clauses and Schedules are to Clauses, Sub-Clauses and Schedules in this Agreement.

1.08.Unless as otherwise specifically stated in the Agreement, any determination, requirement, consent, or permission to be made or given by the Bank or the Bank under the terms of this Agreement, shall be made or given in the sole discretion of the Bank or the Bank, even if not so specifically stated.

1.09.All obligations imposed on, or assumed by the Borrowers hereunder are joint and several even if not so expressed.

2.           THE LOAN

The Bank relying upon each of the representations and warranties set out in Clause 8, agrees subject to the terms of this Agreement to advance by way of a loan to the Borrowers the Commitment in the principal amount of up to Dollars Nineteen Million Eight Hundred Ninety Thousand ($ 19,890,000.00) in aggregate, which will be drawndown in five Tranches as follows;

2.01. Tranche A in an amount not exceeding the lesser of Dollars Three Million Nine Hundred Seventy Eight Thousand  ($ 3,978,000.00) or ninety per cent (90%) of the amount of the first Vessel A Contract Installment under the Vessel A Contract, to be applied for the payment to the Builder of the first Vessel A Contract Installment under the Vessel A Contract;

2.02. Tranche B in an amount not exceeding the lesser of Dollars Three Million Nine Hundred Seventy Eight Thousand  ($ 3,978,000.00) or ninety per cent (90%) of the amount of the first Vessel B Contract Installment under the Vessel B Contract, to be applied for the payment to the Builder of the first Vessel B Contract Installment under the Vessel B Contract;

2.03. Tranche C in an amount not exceeding the lesser of Dollars Three Million Nine Hundred Seventy Eight Thousand  ($ 3,978,000.00) or ninety per cent (90%) of the amount of the first Vessel C Contract Installment  under the Vessel C Contract, to be applied for the payment to the Builder of the first Vessel C Contract Installment  under the Vessel C Contract;

2.04. Tranche D in an amount not exceeding the lesser of Dollars Three Million Nine Hundred Seventy Eight Thousand  ($ 3,978,000.00) or ninety per cent (90%) of the amount of the first Vessel D Contract Installment  under the Vessel D  Contract, to be applied for the payment to the Builder of the first Vessel D Contract Installment  under the Vessel D Contract;

2.05. Tranche E in an amount not exceeding the lesser of Dollars Three Million Nine Hundred Seventy Eight Thousand  ($ 3,978,000.00) or ninety per cent (90%) of the amount of the Vessel E Contract Installment  under the Vessel E  Contract, to be applied for the payment to the Builder of the Vessel E Contract Installment  under the Vessel E Contract;

2.06.01. (Number of Advances Agreed and Amounts thereof). The Loan shall be advanced to the Borrowers in one advance;

2.06 02. (Application of proceeds) Without prejudice to the Borrowers’ obligations under Clause 11.08.01, the Bank shall have no responsibility for the application of the proceeds of the Loan or any part thereof by the Borrowers.

2.06.03. (Drawdown Notice). Subject to the terms and conditions of this Agreement and the Borrowers having presented to the Bank adequate equity, the Loan shall be advanced to the Borrowers following receipt by the Bank from the Borrowers of a Drawdown Notice and payment instructions not later than 10:00 a.m. (Bremen time) on the first Banking Day before the date on which the drawdown is intended to be made. The Drawdown Notice shall be effective on actual receipt by the Bank and, once, given, shall be irrevocable.

2.07.(Cancellation). The Borrowers shall be entitled to cancel the whole or any undrawn part of the Commitment under this Agreement upon giving the Bank not less than three (3) Banking Days' notice in writing to that effect provided that no relevant Drawdown Notice has been given to the Bank. Any such notice of cancellation, once given, shall be irrevocable. Any amount cancelled may not be drawn. Notwithstanding any cancellation pursuant to this Clause 2.07 the Borrowers shall continue to be liable for any and all amounts due to the Bank under this Agreement including without limitation any amounts due to the Bank under Clause 13.

2.08.(Loan Account). All sums advanced by the Bank to the Borrowers under this Agreement, and all interest accrued thereon and all other amounts due under this Agreement from time to time and all repayments and/or payments thereof shall be debited and credited respectively to a separate loan account in the name of the Borrowers with the Bank. The Bank may, however, in accordance with its usual practices or for its accounting needs, maintain more than one account, consolidate or separate them but all such accounts shall be considered parts of one single loan account maintained under this Agreement.

2.09.(Evidence). It is hereby expressly agreed and admitted by the Borrowers that abstracts or photocopies of the books of the Bank as well as statements of accounts or certificates signed by an officer of the Bank shall (save for manifest error) be conclusive and binding on the Borrowers as to the existence and/or the amount at any time of the Outstanding Indebtedness, of any amount due under this Agreement, of the applicable Interest Rate or Default Rate or any other rate provided for or referred to in this Agreement, the Interest Period,  the payment or non payment of any amount and the occurrence of any  Event of Default.

2.10.(Joint and Several Liability of the Borrowers)

2.10.01. the liability of each Borrower hereunder shall in all cases, whether so expressed to be or not, be joint and several and each representation and warranty and each covenant and agreement made or given by the Borrowers is made or given by them jointly and severally;

2.10.02. the Bank may at its discretion accept instructions, notices or advices from any of the Borrowers hereunder and shall ignore any subsequent conflicting instructions, notices or advices from any other Borrower (unless they may be deemed at the discretion of the Bank as proper revocation or amendments of earlier instructions) and may reach any agreement in connection with this Agreement or any of the other Security Documents with any Borrower which shall be binding on all the Borrowers;

2.10.03. no Borrower shall be exonerated and its liability hereunder shall not be lessened or impaired by any time, indulgence or relief being given by the Bank to any other Borrower or any other person by any amendment of or supplement to this Agreement or any of the other Security Documents or any other document, by the  taking, variation, compromise, renewal or release of or refusal or neglect to perfect or enforce any right, remedies or securities against any other Borrower or any other person or by anything done or omitted which but for this provision might operate to exonerate such Borrower;

2.10.04. the obligations of a Borrower hereunder shall not be affected by any legal limitation, disability, incapacity or other circumstances relating to any other Borrower or any other person, whether known or not known to the Bank by any invalidity in or irregularity or unenforceability of the obligations of any other Borrower or any other person under this Agreement or any of the other Security Documents or otherwise or by any change in the constitution of, or any amalgamation or reconstruction of any other Borrower, the Bank or any other person; and

2.10.05. each Borrower hereby waives all rights such Borrower may have of first requiring the Bank to proceed against or enforce any right or security, or claim payment from the other Borrowers or any other person.

2.11. (Non competition of the Borrowers with the Bank).

2.11.01. until all moneys, obligations and liabilities due, owing, or incurred by the Borrowers to the Bank under this Agreement and the other Security Documents have been paid or discharged in full, each Borrower agrees not to exercise or enforce any claims or any rights of subrogation or indemnity or any other right which otherwise it has against any other Borrower and agrees not to claim any set-off or counterclaim against any other Borrower or to claim or prove in competition with the Bank in the event of bankruptcy, insolvency or liquidation of any other Borrower or have any benefit of or any share in any guarantee or security now or hereafter held by the Bank;

2.11.02. no Borrower has taken or received, and each Borrower undertakes that until all moneys, obligations and liabilities due, owing or incurred by the Borrowers under this Agreement and the other Security Documents have been paid in full, it will not take or receive, any security or lien from any other Borrower in respect of borrowing as co-borrower jointly and severally liable or for any liability whatsoever;

2.12.(Interest to co-borrow). The Borrowers have an interest in borrowing jointly and severally in that they belong to the same group of companies under common ownership, and have close financial cooperation and mutual business assistance.

3.           INTEREST AND INTEREST PERIODS

3.01. INTEREST RATE FOR THE LOAN

3.01.01.(Interest Rate) interest shall accrue on the Loan at the rate as determined by the Bank to be the aggregate of (i) the Margin and (ii) LIBOR for the respective Interest Period and be paid by the Borrowers on each Interest Payment Date.

3.02. INTEREST PERIODS

3.02.01.unless the Borrowers shall prior to the Drawdown Dates have agreed with the Bank a fixed Interest Period for the Loan, the Interest Period shall have a duration of minimum two weeks;

3.02.02.(Duration of Interest Periods) every Interest Period shall, subject to market availability to be conclusively determined by the Bank, be of the duration specified  pursuant to this Clause 3.02 but so that:

(a) the initial Interest Period in respect of the Loan will commence on the Drawdown Date and each subsequent Interest Period will commence forthwith upon the expiry of the previous Interest Period;

(b) interest shall be calculated  in respect of the Loan or part thereof from time to time outstanding as and from the commencement date of each applicable Interest Period to the last day of each such Interest Period and shall be paid on the last day of each such Interest Period;

(c) in the event of an Interest Period being fixed for such duration that a part of the Loan is to be repaid within such Interest Period the Interest Rate will be fixed as provided in this Agreement for the amount of that part of the Loan so to be repaid for the period running from the beginning of such Interest Period to the date upon which the said repayment is to be made, and the interest will be payable on such date and for the balance of the Loan as part thereof as the case may be (less the amount to be repaid within such Interest Period) the interest will be fixed as aforesaid for the agreed period; and

(d) if the Bank determines that the duration of an Interest Period in accordance with Clause 3.02 is not readily available, then that Interest Period shall have such duration as the Bank, in consultation with the Borrowers, may determine.

3.03.(Default Interest) in case of failure by the Borrowers to pay any sum on its due date for payment under this Agreement and any of the other Security Documents, the Borrowers shall pay interest on such sum, excluding on interest, from the due date up to the date of actual payment (both before and after judgment) at the rate determined by the Bank pursuant to this Clause 3.03.  Interest at the Default Rate shall be compounded at such intervals as the Bank shall in its discretion determine and shall be payable from time to time by the Borrowers to the Bank on demand.  The rate of interest applicable shall be  the rate (as determined by the Bank) of two per cent (2%) per annum, above the rate which is the higher of (i) the Interest Rate and (ii) the cost to the Bank of obtaining funds in the amount equal to the amount or amounts unpaid for such period or periods as determined by the Bank in its absolute discretion and be conclusively  certified by the Bank save for manifest error. The Bank reserves all its rights to claim damages from the Borrowers for any other amount not paid when due.

3.03.01.(Notification of Interest). The Bank shall notify the Borrowers promptly of each Interest Period and of each Interest Rate determined by the Bank under this Clause 3.

In case that the Bank fails to notify the Borrowers as above, such failure will not affect the validity of the determination of the Interest Rate or of any Interest Period.  Each determination of an interest rate, or of any Interest Period made by the Bank in accordance with Clause 3, shall be final and conclusive.

4.           ALTERNATIVE INTEREST RATES - CURRENCY

4.01.01. If and whenever, at any time prior to the commencement of or during any Interest Period,  Bank shall have determined (which determination shall be conclusive) (i) that adequate and fair means do not exist for ascertaining LIBOR  during said Interest Period or (ii) that deposits in Dollars are not available to  Bank in the London Interbank Market in the ordinary course of business in sufficient amounts for any Interest Period or (iii) that by reason of circumstances affecting the London Interbank Market generally, it is impracticable for  Bank to advance the Commitment or fund or continue to fund the Loan during any Interest Period or (iv) that LIBOR for that Interest Period will not adequately reflect the cost of funding of the Loan for that Interest Period, the Bank shall forthwith give notice (a “Determination Notice”) thereof to the Borrowers.  A Determination Notice shall contain particulars of the relevant circumstances giving rise to its issue.  After the giving of any Determination Notice any undrawn amount of the Commitment shall not be borrowed until notice to the contrary is given to the Borrowers by the Bank.

4.01.02. During the period of fifteen (15) days after any Determination Notice has been given by the Bank under Clause 4.01.01 the Bank and the Borrowers shall negotiate in good faith (but without incurring any legal obligations) with a view to arriving at an acceptable alternative basis (the “Substitute

Basis”), for maintaining the Loan, failing which the Borrowers shall promptly, on first demand or within the time limit which may be determined by the Bank,  prepay the Loan together with accrued interest thereon from the date of the Determination Notice to the date of prepayment (calculated at the rate of (i) the Margin and (ii) the cost to the Bank of obtaining funds in the amount equal to the Loan for the respective Interest Period) and all other sums payable by the Borrowers under the Security Documents, and the Commitment shall be reduced to zero.  In case the Bank agrees to a Substitute Basis for funding the Loan the Bank shall certify such Substitute Basis to the Borrower.  The Substitute Basis may (without limitation) include alternative interest period(s), alternative currencies or alternative rates of interest but shall always include the Margin above the cost of funds to the Bank.  Each Substitute Basis so certified shall be binding upon the Borrowers and shall take effect in accordance with its terms from the date specified in the Determination Notice until such time as the Bank notifies the Borrowers that none of the circumstances specified in Clause 4.01.01. continues to exist whereupon the normal interest rate fixing provisions of this Agreement shall apply. The Borrowers hereby agree and undertake that upon the occurrence of such circumstances, they will sign all necessary amendments to this Agreement and the rest of the Security Documents as required by the Bank.

4.02.In the event that on running-out of any Interest Period, the Bank (as per the Bank’s conclusive determination) is not able to fix a corresponding Dollar amount on acceptable terms to the Bank for lending to the Borrowers as per conditions of this Agreement, the Bank is entitled (i) to demand the prepayment of the Outstanding Indebtedness and the Borrowers shall proceed with such prepayment, or (ii) to disengage themselves from the obligation to provide a  Dollar financing by granting to the Borrowers a Euro loan as applicable at such time or a loan in any other currency requested by the Borrowers and agreed by the Bank at is sole discretion in an equivalent amount calculated at the official buying rate of exchange prevailing on that date.  Alternatively, the Borrowers are entitled to effect the prepayment of the Loan at that date. The Borrowers hereby agree and undertake that upon the occurrence of such an event, they will sign all necessary amendments to this Agreement and the rest of the Security Documents, or any new documents as may be required to give effect to the change of currency of the finance.

5.           REPAYMENT, PREPAYMENT, AND APPLICATION OF FUNDS

5.01. REPAYMENT OF THE LOAN.

5.01.01.the Borrowers shall and it is expressly undertaken by the Borrowers to repay the Loan in full to the Bank together with all interest accrued thereon and unpaid, the Expenses, and all other moneys payable to the Bank on the Final Maturity Date.

5.02.(Current Accounts)

5.02.01. each Borrower  shall open and maintain with the Bank a Current Account so long as there is any Outstanding Indebtedness;

5.02.02.throughout the Security Period the Borrowers shall procure that by monthly payments of  the interest due on the next Interest Payment Date there shall be standing to the credit of the Current Accounts aggregate funds sufficient to meet the next interest due;

5.02.03.all sums from time to time standing to the credit of the Current Accounts shall be applied by the Bank (and the Borrowers hereby irrevocably authorize the Bank so to do) first in or towards payment to the Bank of the amount of interest due on the next Interest Payment Date, then towards the amount of any

Expenses due and payable to the Bank;

5.02.04. the Borrowers irrevocably authorize and instruct the Bank to apply any amount from time to time standing to the credit of the Current Accounts in or towards reduction of the Outstanding Indebtedness that has become due;

5.02.05.if at any time the aggregate amounts standing to the credit of the Current Accounts shall be insufficient to repay any part of the Outstanding Indebtedness when due, the Borrowers' obligation to repay the Outstanding Indebtedness under this Agreement shall not be affected; and

5.02.06.provided that all moneys due and payable to the Bank under this Agreement and the other Security Documents have been paid in full, and there is no breach under the Agreement,  sums may be  withdrawn by the Borrowers from the Current Accounts.

5.03.(Application of Funds). All moneys received by the Bank under or pursuant to any of the Security Documents shall be applied by the Bank in the following manner:

(a) firstly in or towards payment to the Bank of all sums other than principal or interest which may be due to the Bank under this Agreement and the other Security Documents or any of them;

(b) secondly in or towards payment to the Bank of any arrears of interest, including default interest due in respect of the Loan or any part thereof;

(c) thirdly in or towards payment to the Bank of interest due at the time of such payment;

(d) fourthly in or towards repayment to the Bank of the Loan;

(e) fifthly in or towards payment to the Bank of any loss suffered by reason of any such payment in respect of principal not being effected on the last day of an Interest Period relating to the part of the Loan repaid; and

(f) sixthly the surplus (if any) shall be paid to the Borrowers subject to the terms of this Agreement.

5.04.(Set Off). The Bank is hereby authorized by the Borrowers without prejudice to any of the Bank' rights at law, in equity or otherwise, at any time after all or any part of the Outstanding Indebtedness shall have become due and without notice to the Borrowers:

(a)to apply any credit balance standing upon any account of the Borrowers with the Bank and in whatever currency in or towards satisfaction of any sum due to the Bank from the Borrowers under this Agreement and/or any of the other Security Documents;

(b)in the name of the Borrowers and/or the Bank to do all such acts and execute all such documents as may be necessary or expedient to effect such application; and

(c)to combine and/or consolidate all or any accounts in the name of the Borrowers with the Bank.

For all or any of the above purposes the Bank is authorized to purchase with the moneys standing to the credit of any such account or accounts such other currencies as may be necessary to effect such application. The Bank shall not be obliged to exercise any right given to it by this Clause.

5.05.(Voluntary Prepayment). The Borrowers shall have the right, upon giving the Bank not less than ten (10) Banking Days' prior notice in writing, to prepay part or all of the Loan in each case together with all unpaid interest accrued thereon, plus any Break Costs, plus all other sums of money whatsoever due and owing from the Borrowers to the Bank hereunder or pursuant to the other Security Documents and all interest accrued thereon, provided that:

5.05.01.the giving of such notice by the Borrowers will irrevocably commit the Borrowers to prepay such amount as stated in such notice;

5.05.02.such prepayment may take place only on the last day of an Interest Period, provided, however, that if the Borrowers shall request consent to make such prepayment on another day and the Bank shall accede to such request (it being in the sole discretion of the Bank to decide whether or not so to do) the Borrowers will pay in addition to the amount to be prepaid, any sum as may be payable to the Bank pursuant to Clause 13;

5.05.03.any   partial   prepayment   shall   be   equal   to   Dollars   Five   Hundred Thousand ($ 500,000.00), or in multiples thereof;

5.06.(Compulsory Prepayment in case of Total Loss or sale of a Vessel).

On a Vessel becoming a Total Loss or suffering damage or being involved in an incident which in the reasonable opinion of the Bank may result in the Vessel being subsequently determined to be a Total Loss or a Vessel being sold, including by novation and/or assignment of the resprctive Contract (subject to prior consent of the Bank which is not to be unreasonably withheld provided that such sale, or novation or assignment would result in the full prepayment of all sums outstanding under or in connection with such Tranche) after the Tranche with respect to such Vessel has been drawn down, the Borrowers shall forthwith prepay such Tranche and all sums outstanding under or in connection with such Tranche, including without limitation, any Break Costs, in full.

For the purposes of this Clause 5.06:

(a)an actual total loss of a Vessel shall be deemed to have occurred at the actual date and time the Vessel was lost;

(b)a constructive total loss shall be deemed to have occurred at the date and time notice of abandonment of the Vessel is given to the insurers of the Vessel for the time being (provided a claim for total loss is admitted by such insurers) or, if such insurers do not admit such a claim, at the date and time at which a total loss is subsequently adjudged by a competent court of law to have occurred;

(c)a compromised or arranged total loss shall be deemed to have occurred on the date on which a binding agreement as to such compromised or arranged total loss has been entered into by the insurers of the Vessel;

(d)requisition for title or other compulsory acquisition of the Vessel shall be deemed to have occurred on the date upon which the relevant requisition for title or other compulsory acquisition occurs; and

(e)capture, seizure, detention, arrest, or confiscation of the Vessel shall be deemed to occur upon the expiry of the period of thirty (30) days after the date upon which the relevant capture, seizure, detention, arrest or confiscation occurred.

6.           PAYMENTS

6.01.(Payments). All moneys to be paid by the Borrowers to the Bank under this Agreement and the other Security Documents shall be paid to the Bank on their due date in Dollars (and in the case referred to in Clause 4 of this Agreement in Euro or any other applicable currency) in immediately available funds.

The Bank shall have the right to change the place of account for payment, upon eight (8) Banking Days' prior written notice to the Borrowers.

6.02.(Payments on Banking Days). Any payment or payments due shall be made on a Banking Day. If the due date for payment falls on a day which is not a Banking Day, the payment or payments due shall be made on the next Banking Day. If the next Banking Day falls in the next succeeding calendar month, then payment shall be made in the immediately preceding Banking Day.

6.03.(No Withholdings). All payments to be made by the Borrowers under this Agreement shall be made without set-off or counterclaim whatsoever, and free and clear of, and without withholding or deduction for or on account of, any present or future Taxes, charges, levies, imposts, duties or withholdings and any restrictions or conditions resulting in any charge whatsoever imposed, either now or hereafter, by any sovereign state or by any political sub-division or taxing authority of any sovereign state other than taxes from time to time on the net income of the Bank imposed in the Federal Republic of Germany.

6.04.(Gross Up). If at any time any law, regulation, regulatory requirement or requirement of any governmental authority, monetary agency, central bank or the like compels the Borrowers to make payment subject to Taxes, or any other deduction or withholding, the Borrowers shall pay to the Bank such additional amounts as may be necessary to ensure that the Bank receives a net amount equal to the full amount which would have been received had payment not been made subject to such taxes deduction or withholding. The Borrowers shall indemnify the Bank against any losses or costs incurred by it by reason of any failure of the Borrowers to make any such deduction or withholding or by reason of any increased payment not being made on the due date for such payment. The Borrowers shall, not later than thirty (30) days after each deduction, withholding or payment of any Taxes, forward to the Bank official receipts and any documentary receipts and any other documentary evidence reasonably required by the Bank in respect of the payment of any Taxes. The obligations of the Borrowers under this provision shall, subject to applicable law, remain in force notwithstanding the repayment of the Loan and the payment of all interest due thereon pursuant to the provisions of this Agreement.

6.05.(Computation). All interest and other payments payable by reference to a rate per annum under this Agreement shall accrue from day to day and be calculated on the basis of actual days elapsed on a 360 day year.

7.           FEES

7.01.For the purposes of this Agreement:

7.01.01. “Arrangement Fee” means zero point twenty per cent (0.20%) of the Loan, i.e. US$ 39,780.00 payable on the date of this Agreement. This amount will be set off  with the Arrangement Fee for the Post Delivery Facility;

7.01.02. The Borrowers shall pay the Arrangement Fee, even if the Commitment and/or Post Delivery Commitment is cancelled or this Loan Facility is prepaid and financed by another bank or not arranged by the Bank;

8.           REPRESENTATIONS AND WARRANTIES

The Bank enters into this Agreement in reliance upon the following representations and warranties made by the Borrowers and it is hereby represented and warranted by the Borrowers that the following matters are true at the date of this Agreement, and that they shall remain true so long as there is any Outstanding Indebtedness:

8.01.Representations Concerning the Security Parties:

8.01.01.(Due Incorporation/Valid Existence) each Borrower and any other corporate Security Party is incorporated and duly organised and validly existing and in good standing under the laws of its respective country of incorporation, with power to own its property and assets, to carry on its business as the same is now being lawfully conducted and to purchase, own, finance and operate vessels, or manage vessels as the case may be, as well as to undertake the obligations which it has undertaken pursuant to the Security Documents to which it is or is to be a party;

8.01.02.(Due Authority) the entry into and performance of this Agreement and all the other Security Documents to which it is or is to be a party are within the corporate powers of each Borrower and any other corporate Security Party and have been duly authorised by  the Board of Directors and all shareholders and any other necessary action for the authorization has been undertaken and do not and would not contravene or result in breach of any applicable law, regulation, rule, judgment, decree or permit or contractual restriction which does, or may, bind any one or more of them or their shareholders or their subsidiaries, or the documents defining the respective constitutions of any of them and do not and will not result in the creation or imposition of any security interest, lien, charge, or Encumbrance on any of their assets or those of any of their subsidiaries in favour of any party other than the Bank;

8.01.03.(No Default/No Litigation) neither any Borrower nor any other Security Party is in default under any agreement including, without limitation the respective Contract, to which  it is a party or by which it may be bound and no litigation, arbitration, tax claim or administrative proceeding is current or pending or (to its or its officers' knowledge) threatened, which, if adversely determined, would have a materially detrimental effect on the business assets or the financial condition of any of them;

8.01.04.(Financial Information) all information, accounts, statements of financial position, exhibits and reports furnished by or on behalf of any Security Party to the Bank in connection with the negotiation and preparation of this Agreement and each of the other Security Documents are true and accurate in all material respects and are not misleading, do not omit material facts and all reasonable enquiries have been made to verify the facts and statements contained therein; there are no other facts the omission of which would make any fact or statement therein misleading and accounts and statements of financial position, have been prepared in accordance with all applicable laws and IGAAP which have been consistently applied;

8.01.05.(Financial Condition) the financial condition of the Borrowers and of any other Security Party has not suffered any material deterioration since that condition was last disclosed to the Bank;

8.01.06.(No Immunity) neither any Borrower nor any other Security Party nor any of their respective assets is entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceeding (which shall include, without limitation, suit, attachment prior to judgment, execution or other enforcement);

8.01.07.(Shipping Company) the Borrowers are shipping companies involved in the owning or managing of ships engaged in international voyages and earning profits in free foreign currency;

8.01.08.(Commercial benefit of the Corporate Guarantor) the giving of the Corporate Guarantee guaranteeing the obligations of the Borrowers under the Agreement by the Corporate Guarantor, is to the commercial benefit of the Corporate Guarantor in that the Corporate Guarantor  holds 100% of all the issued and outstanding share capital of the Borrowers and has close financial cooperation and mutual assistance with the Borrowers and that by lending   its support to the Borrowers through such agreements   it furthers   its own business interests within the scope of  its constitutional documents.

8.02.Representations Concerning the Security Documents:

8.02.01.(Licences/Authorization) all licences, authorizations, consents or approvals necessary for the execution, validity, enforceability or admissibility in evidence of the Security Documents and all other documents executed or to be executed in connection therewith, have been obtained and complied with by  each Borrower and any other Security Party as is or will be a party thereto;

8.02.02.(Perfected Securities) when duly executed, the Security Documents will create a perfected security interest in favour of the Bank, with the intended priority, over the assets and revenues intended to be covered, valid and enforceable against each Borrowers and any other Security Party as is or will be a party thereto in any Relevant Jurisdiction;

8.02.03.(No Notarization/Filing/Records) save for any registration necessary for any Security Documents, it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of this Agreement or any of the other Security Documents that it or they or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere in any Relevant Jurisdiction or that any stamp, registration or similar tax or charge be paid on or in relation to the Agreement or the other Security Documents;

8.02.04.(No Taxes) no Taxes are imposed by deduction, withholding or otherwise on any payment to be made by any Security Party under this Agreement and/or any other Security Document or are imposed on or by virtue of the execution or delivery of this Agreement and/or any other Security Document or any document or instrument to be executed or delivered hereunder or thereunder;

8.02.05.(Validity and Binding Effect) the Security Documents are  valid and binding and enforceable against  the Borrowers and any other Security Party, as is or will be a party thereto, in accordance with their respective terms and conditions, and there are no other agreements or arrangements which may adversely affect or conflict with the Security Documents or the security they create;

8.02.06.(Direct Obligations) the obligations imposed on the Borrowers and any other Security Party by the Security Documents do and will constitute direct obligations on them;  and

8.02.07.(Valid Choice of Law) the choice of law agreed to govern this Agreement and/or any other Security Document and the submission to the non-exclusive jurisdiction of the courts agreed in each of the Security Documents are or will be, on execution of the respective Security Documents, valid and binding on the Borrowers and any other Security Party which is a party thereto.

8.03.Representations Concerning the Vessels:

8.03.01.The Borrowers hereby further represent and warrant to the Bank that:

a) each Vessel is and will continue being built in full accordance with the terms and specifications of the respective Contract and with the rules applicable to vessels of the type and specifications of such Vessel and upon completion will be classed to the highest standard for such vessels with a classification society which has been approved by the Bank in writing and such classification will be free of all requirements, conditions, recommendations or notations;

b) (No Encumbrances) neither any Vessel nor any part thereof will be subject to any Encumbrances other than those which may have been accepted in writing by the Bank;

c) (Contract Valid) the copy of each Contract between the Builder and the respective Borrower delivered to the Bank is a true and complete copy of such document constituting valid and binding obligations of the parties thereto enforceable in accordance with its terms and no amendments thereto or variations thereof have been (or will, without the prior written consent of the Bank, be) agreed nor has any action been taken by the parties thereto which would in any way render such document inoperative or unenforceable;

d) (No Rebates) there are and there will be no commissions, rebates, premiums or other payments by or to or on account of any Borrower or, to the knowledge of the Borrowers, any other person in connection with any Contract, except as may have been disclosed to and accepted in writing by the Bank; and

8.04.(Sufficient Funds) The Borrowers on the date hereof have secured or on the relevant dates will have secured sufficient funds to cover their obligations under the Contracts and this Agreement, and in particular their obligation for payment of all sums of money payable to the Builder by the Borrowers under the Contracts and to the Bank under this Agreement.

8.05.(No Money Laundering) The transactions and other arrangements effected or contemplated by this Agreement and the Security Documents to which a Borrower or any other Security Party is a party, will not involve or lead to contravention of any law, official requirement or other regulatory measure or procedure implemented to combat “money laundering” (as defined in Article 1 of the Directive (91/308/ECB) of the Council of the European Communities).

8.06.Representations Correct:

8.06.01.At the time of entering into this Agreement all above representations and warranties and/or any other information given by the Borrowers and/or the Corporate Guarantor and/or any other Security Party to the Bank are true and accurate and will remain so throughout the Security Period and there has not occurred and/or is continuing any Event of Default or any event which would constitute an Event of Default with the passage of time or the giving of notice or both.

9.           CONDITIONS PRECEDENT AND SUBSEQUENT

9.01.(Conditions Concerning Corporate Authorizations) the obligation of the Bank to make the Loan available  to the Borrowers as provided in Clause 2 shall be subject to the condition that the Bank shall have received no later than two (2) Banking Days before the day of this Agreement, the following documents and evidence in form and substance satisfactory to the Bank:

(a)a duly certified true copy of the Memorandum and Articles of Association, or the Articles of Incorporation and By-Laws (if any) as the case may be, or of any other constitutional documents, as the case may be, of each corporate Security Party together, where appropriate, with certified translations of the same into English;

(b)a recent certificate of incumbency of each corporate Security Party issued by the appropriate authority and/or at the discretion of the Bank signed by the secretary or a director of each of them respectively, stating the officers and/or the directors of each of them;

(c)a recent certificate as to shareholding of any corporate Security Party issued by an appropriate authority or, at the discretion of theBank , signed by the secretary or a director of each of them as the case may be, stating respectively the full names and addresses of the corporate entity or entities beneficially entitled as shareholders/stockholders of the entire issued and outstanding shares/stock of each of them;

(d)minutes of meetings of the directors and shareholders of any corporate Security Party at which there was approved the entry into execution, delivery and performance of this Agreement, the other Security Documents and any other documents executed or to be executed pursuant hereto or thereto to which the relevant corporate Security Party is or is to be a party;

(e)evidence of the due authority of any person signing this Agreement, the other Security Documents and any other documents executed or to be executed pursuant hereto or thereto on behalf of any corporate person;

(f)evidence that all necessary licenses, consents, permits and authorizations (including exchange control if applicable) have been obtained by any Security Party for execution, delivery, validity, enforceability, admissibility in evidence and the due performance of its respective obligations under or pursuant to this Agreement and the other Security Documents;

(g)in case that the Bank at its sole discretion has accepted that any shares of any Security Party may be owned by a corporate shareholder, the conditions set out in this Clause 9.01.01 exist for such corporate shareholder in relation to its participation in any meeting of shareholders of any of the Security Parties and the granting of any security hereunder; and

(h)any other documents or recent certificates or other evidence satisfactory in the sole discretion of the Bank, which would be required by the Bank in relation to any corporate Security Party proving that the relevant Security Party has been properly established, continues to exist validly and to be in good standing, listing present board of directors and shareholders, that the execution and performance of the Security Documents have been duly authorized and generally that the representations in Clause 8 are correct in all respects.

9.01.02.(Conditions Concerning the Securities and Fees) the obligation of the Bank to make available to the Borrowers the Loan is subject to the further conditions that the Bank shall have received in form and substance satisfactory to the Bank:

(A)  Tranche A
(i)	each of the Agreement and the other Security Documents, duly executed;
(ii)	evidence that the Refund Guarantee under Vessel A Contract has been issued in form and substance acceptable to the Bank and, if in letter form, received in original by the Bank and no default having occurred under such Refund Guarantee;
(iii)          payment to the Bank of the fees payable pursuant to Clause 7;
(iv)	duly certified copy of the Vessel A Contract and no default having occurred under the Vessel A Contract;
(v)	evidence that each Current Account has been duly opened and all mandate forms, signature cards and authorities duly delivered;
(vi)	evidence that all sums payable by TYLER to the Builder under the Vessel A Contract have been paid in full, and/or will be available with the Bank for payment.

B. Tranche B
(i)	each of the Vessel B Contract Assignment Consent and Acknowledgement, and the Refund Guarantee Consent and Acknowledgement with respect to the Vessel B Contract duly executed;
(ii)
evidence that the Refund Guarantee under Vessel B Contract has been issued in form and substance acceptable to the Bank and, if in letter form, received in original by the Bank and no default having occurred under such Refund Guarantee;

(iii)	duly certified copy of the Vessel B Contract and no default having occurred under the Vessel B Contract;
(iv)	evidence that all sums payable by PASEDENA to the Builder under the Vessel B Contract have been paid in full, and/or will be available with the Bank for payment.

C. Tranche C
(i)	the Vessel C Contract Assignment Consent and Acknowledgement, and the Refund Guarantee Consent and Acknowledgement with respect to the Vessel C Contract;
(ii)
evidence that the Refund Guarantee under Vessel C Contract has been issued in form and substance acceptable to the Bank and, if in letter form, received in original by the Bank and no default having occurred under such Refund Guarantee;

(iii)	duly certified copy of the Vessel C Contract and no default having occurred under the Vessel C Contract;
(iv)	evidence that all sums payable by SUNRAY under the Vessel C Contract have been paid in full, and/or will be available with the Bank for payment .

D. Tranche D
(i)	the Vessel D Contract Assignment Consent and Acknowledgement, and the Refund Guarantee Consent and Acknowledgement with respect to the Vessel D Contract;
(ii)
evidence that the Refund Guarantee under Vessel D Contract has been issued in form and substance acceptable to the Bank and, if in letter form, received in original by the Bank and no default having occurred under such Refund Guarantee;

(iii)	duly certified copy of the Vessel D Contract and no default having occurred under the Vessel D Contract;
(iv)	evidence that all sums payable by NEDERLAND under the Vessel D Contract have been paid in full, and/or will be available with the Bank for payment.

E. Tranche E
(i)	the Vessel E Contract Assignment Consent and Acknowledgement, and the Refund Guarantee Consent and Acknowledgement with respect to the Vessel E Contract;
(ii)
evidence that the Refund Guarantee under Vessel E Contract has been issued in form and substance acceptable to the Bank and, if in letter form, received in original by the Bank and no default having occurred under such Refund Guarantee;

(iii)	duly certified copy of the Vessel E Contract and no default having occurred under the Vessel E

Contract;
(iv)	evidence that all sums payable by LAKEVIEW under the Vessel E Contract have been paid in full, and/or will be available with the Bank for payment.

9.01.03.(No Change of Circumstances) the obligation of the Bank to make the Loan available to the Borrowers is subject to the further conditions that:

(a)the representations and warranties set out in Clause 8 and in each of the Security Documents are true and correct on and as of each such time as if each was made with respect to the facts and circumstances existing at such time;

(b)no Event of Default shall have occurred and be continuing or would result from the drawdown; and

(c)the Bank shall be satisfied that there has been no change in the ultimate ownership, management, operations or financial condition of any Security Party which change might, in the reasonable opinion of the Bank, be detrimental to the interests of the Bank.

9.01.04.(General Conditions) the obligation of the Bank to make available the Loan to the Borrowers is subject to the further conditions that the Bank shall have received in form and substance satisfactory to the Bank:

(a) opinions from legal counsel as to all the matters referred to in  this Agreement and the other Security Documents and all such aspects of law as the Bank shall deem relevant to this Agreement and the other Security Documents and any other documents executed pursuant hereto or thereto and any further legal or other expert opinion as the Bank at its sole discretion may require; and

(b) confirmation from any agents nominated in this Agreement and elsewhere in the other Security Documents and accepted by the Bank for the acceptance of any notice or service of process, that they consent to such nomination.

(c) the duly signed audited financial figures (balance sheets and profit and loss accounts) prepared in accordance with all applicable laws and IGAAP of the Corporate Guarantor, and evidence that the Cash Liquidity Accounts  are credited with the Cash Liquidity;

9.02.(Further documents or evidence). The Bank may from time to time either prior or following a Drawdown Date request and the Borrowers shall, within the period specified by the Bank, deliver to the Bank such further documents certificates, evidence and/or opinions as the Bank may reasonably ask.

10.           SECURITY

As security for the obligations of the Borrowers under the Loan and for the due and punctual repayment of   the Outstanding Indebtedness hereunder, the Borrowers shall provide and shall ensure and procure that the Bank is provided with the following Security Documents in form and substance satisfactory to the Bank  at the time specified herein or otherwise as required by the Bank:

10.01.01.the Security Assignment with respect to each Vessel to consist of a first priority assignment in favour of the Bank of all the rights of each Borrower under the respective Contract, together with the Contract Assignment Consent and Acknowledgement, and a first priority assignment in favour of the Bank of all the rights of each Borrower under the respective Refund Guarantee  together with the Refund

Guarantees Assignment Consent and Acknowledgement;

10.01.02.the Corporate Guarantee in favour of the Bank by the Corporate Guarantor, to secure the obligations of the Borrowers to the Bank under this Agreement;

10.01.03. any and all other Security Documents that the Bank may reasonably require.

10.02.(Maintenance of Securities). It is hereby undertaken by the Borrowers that the Security Documents shall both at the date of execution and delivery thereof and so long as any moneys are due under this Agreement or thereunder be valid and binding obligations of the respective Security Parties thereto and rights of the Bank enforceable in accordance with their respective terms and that the Borrowers will, at their own expense, execute, sign, perfect and do any and every such further assurance, document, act, omission or thing as in the opinion of the Bank may be necessary or desirable for perfecting the security contemplated or constituted by the Security Documents.

11.           COVENANTS

It is hereby undertaken by the Borrowers that, from the date of this Agreement and so long as any moneys are due and/or owing and/or outstanding under this Agreement or any of the other Security Documents the Borrowers, will:

A. Information Covenants

11.01.01.(Annual Financial Statements) furnish the Bank upon request, and in any event  latest 180 days after the end of each fiscal year in form and substance satisfactory to the Bank, with annual, audited,  financial statements of each  Borrower and of the Corporate Guarantor (including balance sheets with profit and loss account) after the end of each fiscal year  commencing for the Corporate Guarantor on the 1st January 2006 and audited by auditors acceptable to the Bank and prepared in accordance with all applicable laws and IGAAP consistently applied;

11.01.02.(Financial Information) provide the Bank at least annually and in any event within two (2) weeks after the Bank's request and in form and substance satisfactory to the Bank  with information on the financial condition, cash flow position, commitments and operations of the corporate Security Parties, such financial details to be certified by a Director of  each Borrower  and the Corporate Guarantor or any other relevant Security Party as to their correctness;

11.01.03.(Information on the Borrowing of the Borrowers) promptly inform the Bank of any proposed arrangements whereby the Borrowers will have an aggregate liability in respect of Borrowed Money which, will be in excess of $1,000,000.00 (or the equivalent in any other currency) together with the payment or repayment terms in respect of such Borrowed Money;

11.01.04.(Information on Adverse Change or Default) promptly inform the Bank in writing of any occurrence of which any Borrower becomes aware which might adversely affect the ability of any Security Party to perform its respective obligations under this Agreement and/or any of the other Security Documents and of any default under any Contract or any Refund Guarantee forthwith upon becoming aware thereof; and

11.01.05.(Information on Events concerning any Vessel) notify the Bank forthwith and in any event within 48 hours after such event becomes known to any Borrower by fax or e-mail confirmed by letter all addressed to the Bank of:

(a) any accident to any Vessel or any other event affecting the due and timely construction of any Vessel;

(b) any occurrence resulting in any Vessel becoming or being likely to become a Total Loss;

(c) any requirement or recommendation made by any classification society or by any competent authority which is not complied with, within any time limit imposed by such classification society or authority;

(d) the exercise or purported exercise of any lien on a Vessel and of its release; and

(e) any petition or notice of meeting to consider any resolution to wind-up  any Borrower or any other corporate Security Party, or the Builder, or the Refund Guarantor.

B.Banking Arrangements

11.02.(Banking Operations) Ensure that whenever possible all banking operations in connection with any Vessel are carried out through the Bank;

C. Financial Covenants

11.03.01.(No Further Indebtedness) incur no further Indebtedness nor authorize or accept any capital commitments nor enter into any agreement for payment on deferred terms or hire agreement without the prior written consent of the Bank,  such consent not to be unreasonably withheld;

11.03.02.(No Loans) not make any loans or loan advances to, or any investments in, any person, firm, corporation, joint venture or other entity including (without limitation) any loan or advances to any officer, director, stockholder or employee directly or through the Corporate Guarantor;

11.03.03.(No Dividends) upon the happening of a Event of Default, or if an Event of Default will arise as a result of the payment of any dividend or the making of any other form of distribution,, not declare or pay any dividends or other distributions upon any of the issued shares or otherwise dispose of any assets to any of the shareholders of the Borrowers, and procure and ensure that the Corporate Guarantor will do likewise;

11.03.04.(No Payments) except pursuant to this Agreement and the other Security Documents (or as expressly permitted by the same) not to pay out any funds to any company or person except in connection with the administration of the Borrowers, or the construction of the Vessels;

11.03.05.(No Borrowing) ensure that the Borrowers do not enter into any arrangements in respect of Borrowed Money in an aggregate amount in excess of $1,000,000.00 (or the equivalent in any other currency) without the prior consent of the Bank and that the other Security Parties inform the Bank  of their such arrangements;  and

11.03.06.(No Guarantees) not issue or agree to issue any guarantee in favour of any person or legal entity other than any guarantee in connection with the construction of the Vessels as notified to the Bank; and

11.03.07. (Cash Liquidity) ensure and procure that the Corporate Guarantor will maintain throughout the Security Period the Cash Liquidity in the Cash Liquidity Account, and provide to the Bank account statements or any other documents that the Bank may require evidencing compliance with this covenant;

and

11.03.08. (Corporate Guarantor) ensure and procure that throughout the Security Period the percentage of the overall amount of debt of the Corporate Guarantor to the total capitalization [debt plus equity] must not exceed seventy per cent (70%); and

11.03.09. (Post Delivery Finance) enter into a loan agreement and all other required documentation with the Banks for the Post Delivery Finance in accordance with the terms of the Term Letter of the Bank dated 26th June 2007 and accepted by the Corporate Guarantor on behalf of the Borrowers.

D. Maintenance of Corporate and Business Structure

11.04.01.(Maintain Business Structure) not change the nature, organisation and conduct of the business of  any Borrower and any other Security Party as the case may be, or carry on any business other than the business carried on at the date of this Agreement;

11.04.02.(Maintain Legal Structure) not alter in any manner any of the documents defining the constitution of any Borrower or of any other corporate Security Party nor change any Director or Shareholder of any Borrower or any other Corporate Security Party without the Bank’s prior written consent;

11.04.03.(Control) ensure that no change shall be made in the ownership, control or management of any Borrower,  or of any Vessel without the prior written consent of the Bank which is not to be unreasonably  withheld. The consent of the Bank is required prior to any change in the ownership of the Corporate Guarantor which affects its control;

11.04.04.(No Merger) not merge or consolidate with any other company or person without the prior written consent of the Bank which is not to be unreasonably  withheld;

E. No Subordination/Value of Security

11.05.01.(No Subordination) ensure that the Indebtedness of the Borrowers to the Bank hereunder will not be subordinated in priority of payment to any other present or future Indebtedness;

F. Maintenance of Assets

11.06.01.(No Transfer of Assets) not convey, assign, transfer, sell or otherwise dispose of or deal with any of their real or personal property, assets including, without limitation, any Vessel, or rights, whether present or future, including without limitation any rights under any Contract or Refund Guarantee, without the Bank'  prior written consent; and

11.06.02.(No Encumbrance of Assets) not allow any part of their undertaking, property, assets, including, without limitation, any Vessel, or rights, whether present or future, including without limitation any rights under any Contract or Refund Guarantee to be mortgaged, charged, pledged, used as a lien or otherwise encumbered without the Bank' prior written consent;

G. Covenants Concerning the Vessels

11.07.01.(No Change in Contracts) ensure that each Vessel is constructed in accordance with the terms and specifications of the respective Contract and with the highest standards and rules of a classification society acceptable to the Bank for vessels of the type and specifications of such Vessel, that none of the Contracts will be amended without the Bank's prior consent, and provide the Bank on demand with copies of all documents and evidence in connection with the construction of each Vessel;

11.07.02.(Inspection) ensure that the authorised experts of the Bank is at any time  allowed to inspect the Vessels at the premises of the Builder at Borrowers’ cost;

11.07.03.(Evidence of Payment) upon the Bank’s request, promptly provide the Bank with  evidence of payment or settlement of all  amounts payable by the Borrowers to the Builder under the Contracts;

11.07.04.promptly pay all moneys due by each Borrower to the Builder under the Contracts, ensuring that nothing shall be done or omitted to be done with respect to any Contract which would cause any delay in the construction of any Vessel or any default by any Borrower;

H. Observance of Covenants

11.08.01.(Use of the Loan) use the Loan exclusively for the purposes and in the manner specified in this Agreement;

11.08.02.(Comply with Covenants) duly and punctually perform all obligations under this Agreement and the other Security Documents;

11.08.03.(Payment of Expenses) pay to the Bank on demand any and all Expenses incurred by the Bank or any other amount which is payable by the Borrowers to the Bank under this Agreement the due date of which is not specified in any other Clause; and

11.08.04.(Proof of Compliance) upon request from time to time by the Bank promptly provide such information and evidence on a quarterly basis to the Bank as the Bank would reasonably require to demonstrate compliance with the covenants and undertakings set forth in this Agreement and any other Security Document;

I. Validity of Securities

11.09.01.(Validity) ensure and procure that all governmental or other consents required by law and/or any other steps required for the validity, enforceability and legality of this Agreement and the other Security Documents are maintained in full force and effect and/or appropriately taken;

11.09.02.(Taxes) pay all Taxes, assessments and other governmental charges when the same fall due, except to the extent that the same are being contested in good faith by appropriate proceedings and adequate reserves have been set aside for their payment if such proceedings fail; and

11.09.03.(Additional Documents) from time to time at the request of the Bank promptly execute and deliver to the Bank or procure the execution and delivery to the Bank of all such documents as the Bank shall deem desirable for giving full effect to this Agreement, and for perfecting, protecting the value of or enforcing any rights or securities granted to the Bank under any one or more of this Agreement, the other Security Documents and any other documents executed pursuant hereto or thereto;

J. Covenants for the Security Parties

11.10.01.(Security Parties) ensure and procure that each of the Security Parties will duly and punctually comply with the covenants, conditions, undertakings, agreements or obligations on its or his part contained in any of the Security Documents or shall not in any other way be in breach of or do or cause to be done any act repudiating or evidencing an intention to repudiate any of the Security Documents or that there shall not occur any event which would or would with the passage of time render performance of any of the Security Documents impossible or unlawful or unenforceable by the Bank.

K. Waiver by the Bank

11.11.01.the covenants specified in this Clause are inserted solely for the benefit of the Bank and may be waived in whole or in part and with or without conditions by the Bank without prejudicing the right of the Bank to require fulfillment of such covenants at such time and manner as specified by the Bank.

12.           EVENTS OF DEFAULT

12.01.there shall be an Event of Default whenever an event occurs described in Clauses 12.01 to 12.08:

A. Default under any Contract and any Refund Guarantee - Non Performance of Obligations

12.01.01.failure by the Borrowers to pay timely any sum due and payable under any Contract  to the Builder or to any other party as provided in such Contract and in this Agreement; or

12.01.02.an event of default or breach, or any other event occurs in respect of any Contract and/or any Refund Guarantee which in the sole discretion of the Bank endangers or jeopardizes or affects the due completion and delivery of a Vessel to the respective Borrower, or the Bank’ security under the Security Assignment; or

12.01.03.the validity of a Refund Guarantee or any Contract or of any security provided thereunder or under this Agreement is contested or questioned by any party or at the sole discretion of the Bank becomes questionable or doubtful; or

12.01.04.failure by the Borrowers to pay any sum due from the Borrowers to the Bank under this Agreement and/or any of the other Security Documents when due, or, in the case of any sum payable on demand, within seven (7) Banking Days from such demand; or

12.01.05.any breach by the Borrowers or any other Security Party or failure of the Borrowers or any other Security Party to observe and perform any covenant, term, or condition  or any of the obligations or undertakings expressed to be assumed by the Borrowers  under this Agreement and/or any of the other Security Documents (other than failure to pay any sum when due) and, in respect of any such breach or failure which in the sole opinion of the Bank is capable of remedy, such action as the Bank may require shall not have been taken within seven (7) days of the Bank notifying the Borrowers or any other Security Party of such required action to remedy the breach or failure; or

12.01.06.sale of a Vessel either directly or by a novation or assignment of the Contract for such Vessel, or change of a Vessel's present classification society attending to construction without the prior written consent of the Bank which is not to be unreasonably  withheld and without prejudice to Clause 5.06; or

12.01.07.failure by the Borrowers to utilize the Loan for the purposes stated in Clause 1.01 of this Agreement or failure to provide the Bank with evidence thereof within seven (7) days from the Bank's demand; or

12.01.08.any claim is made under a Refund Guarantee irrespective of whether or not such claim has been referred to arbitration pursuant to such Refund Guarantee and of whether or not there is a claim made under a Contract; or

12.01.09.a Contract is terminated or rescinded for any reason whatsoever or is frustrated or is varied or amended in any manner not permitted by or pursuant to this Agreement or any other Security Document; or

12.01.10.any Refund Guarantee is repudiated, cancelled, rescinded, or otherwise terminated, other than by return or cancellation of such Refund Guarantee following the delivery of the respective Vessel to the respective Borrower; or

B. Events affecting the Borrowers the Builder, and the Refund Guarantor

12.02.01.any Borrower or the Builder or the Refund Guarantor is adjudicated or found bankrupt or insolvent or any order is made by any competent court or resolution passed by a Borrower or the Builder or the Refund Guarantor or petition presented for the winding-up or dissolution of a Borrower or the Builder or the Refund Guarantor or for the appointment of a liquidator, trustee, administrator or conservator of the whole or any part of the undertakings, assets, rights or revenues of a Borrower or the Builder or the Refund Guarantor, or a Borrower or the Builder or the Refund Guarantor suspends or ceases or threatens to suspend or cease to carry on its business; or

12.02.02.a Borrower or the Builder or the Refund Guarantor becomes or is deemed to be insolvent or suspends payment of its debts or is (or is deemed to be) unable to or admits inability to pay its debts as they fall due or proposes or enters into any composition or other arrangement for the benefit of its creditors generally or proceedings are commenced in relation to a Borrower or the Builder or the Refund Guarantor under any law, regulation or procedure relating to reconstruction or readjustment of debts; or

12.02.03. an encumbrancer takes possession of or a receiver or similar officer is appointed on the whole or any part of the undertakings, assets, rights or revenues of a Borrower or the  Builder or the Refund Guarantor or a distress, execution, sequestration or other process is levied or enforced upon or sued out against  the undertakings, assets, rights or revenues of a Borrower or the  Builder or the Refund Guarantor and is not discharged within seven (7) days; or

12.02.04.(Legal Process) any judgment or order made against a Borrower or the Builder or the Refund Guarantor is not stayed or complied with within seven (7) days or a creditor attaches or takes possession of, or a distress, execution, sequestration or other process is levied or enforced upon or sued out against, any of the undertakings, assets, rights or revenues of a Borrower or the  Builder or the Refund Guarantor and is not discharged within seven (7) days; or

12.02.05.(Appointment of receivers and managers) any administrative or other receiver is appointed over a Borrower or the Builder or the Refund Guarantor or any part of its assets, undertakings, rights or revenues or any other steps are taken to enforce any Encumbrance over all or any part of the assets, undertakings, rights or revenues of a Borrower or the  Builder or the Refund Guarantor; or

12.02.06.all or a material part of the undertakings, assets (including without limitation a Vessel), rights or revenues of a Borrower or the Builder or the Refund Guarantor is seized, nationalised, expropriated or compulsorily acquired by or under the authority of any government;  or

12.02.07.any event occurs or proceeding is taken with respect to a Borrower or the  Builder or the Refund Guarantor in any jurisdiction to which it is subject which has an effect equivalent or similar to any of the events mentioned in Clauses  12.02.01 to 12.02.06; or

12.02.08. a Borrower or the Builder or the Refund Guarantor suspends or ceases or threatens to suspend or cease to carry on its business; or

12.02.09.there occurs, in the reasonable opinion of the Bank, a materially adverse change in the financial condition of a Borrower or of any other Security Party, or of the Refund Guarantor or of the Builder; or

12.02.10.the value of any security deteriorates, or any other event occurs or circumstances arise which, in the opinion of the Bank is likely materially and adversely to affect either (i) the ability of a Borrower or of the Corporate Guarantor to perform all or any of its obligations under or otherwise to comply with the terms of this Agreement and/or any of the other Security Documents, or (ii) the ability of the Builder or of the Refund Guarantor to perform all or any of its obligations under or otherwise to comply with the terms of a Contract or a Refund Guarantee, (iii) the security created by this Agreement and/or any of the other Security Documents;  or

12.02.11.there is any change in the beneficial ownership of the shares in a Borrower, or of the control of the Corporate Guarantor without the prior written consent of the Bank which is not to be unreasonably  withheld; or

C. Representations Incorrect

12.03.01.any representation or warranty made or deemed to be made or repeated by or in respect of a Borrower or of any other Security Party in or pursuant to this Agreement or any of the other Security Documents or in any notice, certificate or statement referred to in or delivered under this Agreement or any of the other Security Documents is or proves to have been incorrect in any material respect; or

D. Cross - Default of a Borrower or any other Security Party

12.04.01.any Indebtedness of a Borrower or of any other Security Party to the Bank or to any third party is not paid when due and payable, or the Bank or any creditor of a Borrower or any other Security Party becomes entitled to declare any such Indebtedness due and payable prior to the date when it would otherwise have become due, or any guarantee or indemnity given by a Borrower or any other Security Party in respect of Indebtedness is not honored when due and called upon; or

E. Events Affecting the Security Documents

12.05.01.this Agreement or any of the other Security Documents shall at any time and for any reason become invalid or unenforceable or otherwise cease to remain in full force and effect, or the priority, validity or enforceability of the Agreement or any of the other Security Documents at any time and for any reason is contested by any party thereto (other than the Bank), or such party denies that it has any, or any further, liability thereunder or it becomes impossible or unlawful for a Borrower or any other Security Party to fulfill any of its covenants and obligations contained in this Agreement or any of the other Security Documents or for the Bank to exercise the rights or any of it vested in it thereunder or otherwise; or

F. Events Concerning the Security Parties

12.06.01.any Security Party (other than the Borrowers) fails to pay any sum due from it under this Agreement and/or any of the other Security Documents when due, or, in the case of any sum payable on demand, within seven (7) Banking Days of demand; or

12.06.02.any Security Party (other than the Borrowers) commits any breach of or fails to observe any of the covenants, terms, obligations, conditions or undertakings expressed to be assumed by it under this Agreement and/or any of the other Security Documents (other than failure to pay any sum when due) and, in respect of any such breach or failure which in the opinion of the Bank is capable of remedy, such action as the Bank may require shall not have been taken within seven (7) days of the Bank notifying the relevant Security Party, of such required action to remedy the breach or omission; or

12.06.03.any representation or warranty made or deemed to be made or repeated by or in respect of any Security Party (other than the Borrowers) in or pursuant to this Agreement or any of the other Security Documents or in any notice, certificate or statement referred to in or delivered under this Agreement or any of the other Security Documents is or proves to have been incorrect in any material respect; or

12.06.04.any of the Security Parties contests or questions its obligations under any Security Document; or

12.06.05.any of the events referred to in Clause 12.02.01 to 12.02.06 occurs (amended as appropriate) in relation to any Security Party (other than the Borrowers); or

12.07.Events Concerning the Vessels

12.07.01.in contradiction to the rules of proper construction and maintenance the state of a Vessel deteriorates or appurtenances are removed or construction ceases for more than 60 days, unless such delay is within the permissible delays under the respective Contract; or

12.07.02.alterations in the construction specifications of a Vessel under the respective Contract are made by the respective Borrower without the consent of the Bank and in case of authorised alterations, if inspection by the Bank' authorised expert is refused or if the respective Borrower does not furnish receipts or other proof within fourteen (14) days after demand by the Bank that the costs accrued were duly paid; or

12.07.03. any Vessel suffers damage of more than 40% of  its estimated value, or the security of the Loan is infringed in a material way in the reasonable opinion of the Bank; or

12.07.04.any Vessel is arrested, confiscated, seized, taken in execution, impounded, forfeited, detained in exercise or purported exercise of any possessory lien or other claim or otherwise taken from the possession of the Builder and the Builder shall fail to procure the release of the Vessel within a period of seven (7) days thereafter.

G. Consequences of Default

12.08.The Bank may without prejudice to any other rights of the Bank, at any time after the happening of an Event of Default:

12.08.01.by notice to the Borrowers declare that the obligation of the Bank to make available or maintain the Loan or any part thereof shall be terminated, whereupon the  Loan or such relevant part thereof shall be reduced to zero forthwith; and/or

12.08.02.by notice to the Borrowers declare that the Loan and all interest and Fees accrued and all other sums payable under this Agreement and the other Security Documents have become due and payable, whereupon the same shall, immediately or in accordance with the terms of such notice, become due and payable; and/or

12.08.03.put into force and exercise all or any of the rights, powers and remedies possessed by the Bank under this Agreement and/or under any other Security Document or otherwise (whether at law, by virtue of any of the Security Documents or otherwise).

12.09.(Proof of Default). It is agreed that (i) the non- payment of moneys on their due date will be proved conclusively by mere passage of time and (ii) the occurrence of this and any other Event of Default shall be proved conclusively by a mere written statement of the Bank (save for manifest error).

13.           INDEMNITIES

13.01.The Borrowers shall (and it is hereby expressly undertaken by the Borrowers to) on demand of the Bank indemnify the Bank, without prejudice to any of the Bank' other rights under any of the Security Documents, against any loss (excluding loss of Margin) or expense which the Bank shall certify as sustained or incurred by it as a consequence of (i) any default in payment by any of the Security Parties of any sum under any of the Security Documents when due, (ii) the occurrence of any Event of Default, (iii) any prepayment of the Loan or part thereof being made under Clauses 5.05 or 15 or any other repayment of the Loan or part thereof being made otherwise than on the last day of an Interest Period relating to the part of the Loan prepaid or repaid (iv) any drawdown not being made for any reason (excluding any default by the Bank) after the relevant Drawdown Notice has been given, including, in any such case, but not limited to, any loss or expense sustained or incurred in maintaining or funding the Loan or any part thereof or in liquidating or re-employing deposits from third parties acquired to effect or maintain the Loan or any part thereof.

13.02.The Borrowers shall (and it is hereby expressly undertaken by the Borrowers to) pay to the Bank on demand:

(a)all expenses (including legal, printing and out-of- pocket expenses) incurred by the Bank in connection with the negotiation, preparation, execution and perfection of this Agreement and the other Security Documents and of any amendment or extension of or the granting of any waiver or consent under this Agreement and/or any of the other Security Documents and/or in connection with any proposal by the Borrowers to constitute additional security, whether any such security shall in fact be constituted or not;

(b)all expenses (including legal and out of pocket expenses) incurred by the Bank in contemplation of, or otherwise in connection with, the enforcement of, or preservation of any rights under, this Agreement and/or any of the other Security Documents, or otherwise in respect of the moneys owing under this Agreement and/or any of the Security Documents and in general for the protection of the Bank' interests;

(c)any and all other Expenses as defined in Clause 1.02; and

(d)interest at the rate referred to in Clause 3.03 from the date of demand to the date of payment (as well after as before judgment).

All expenses payable pursuant to this Clause 13.02 shall be paid together with value added tax (if any) thereon.

13.03.The Borrowers shall (and it is hereby expressly undertaken by the Borrowers to) pay any and all stamp, registration and similar taxes or charges (including those payable by the Bank) imposed by governmental authorities in relation to this Agreement and the other Security Documents, and shall indemnify the Bank against any and all liabilities with respect to, or resulting from delay or omission on the part of the Borrowers to pay such taxes or charges.

13.04.(Environmental Indemnity). The Borrowers shall indemnify the Bank on demand by the Bank and hold the Bank harmless from and against all costs, expenses, payments, charges, losses, demands, liabilities, actions, proceedings (whether civil or criminal), penalties, fines, damages, judgments, orders, sanctions or other outgoings of whatever nature which may be suffered, incurred or paid by, or made or asserted against the Bank at any time, whether before or after the repayment in full of principal and interest under this Agreement, relating to, or arising directly or indirectly in any manner or for any cause or reason out of any environmental claim made or asserted against the Bank.

13.05.(Currency Indemnity) If any sum due from the Borrowers under any of the Security Documents or any order or judgment given or made in relation hereto has to be converted from the currency (the "first currency") in which the same is payable under the relevant Security Document or under such order or judgment into another currency (the "second currency") for the purpose of (i) making or filing a claim or proof against a Borrower or any other Security Party, as the case may be, (ii) obtaining an order or judgment in any court or other tribunal or (iii) enforcing any order or judgment given or made in relation to any of the Security Documents, the Borrowers shall (and it is hereby expressly undertaken by the Borrowers to) indemnify and hold harmless the Bank from and against any loss suffered as a result of any difference between (a) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (b) the rate or rates of exchange at which the Bank may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof. Any amount due from the Borrowers under this Clause 13.05 shall be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of any of the Security Documents, and the term "rate of exchange" includes any premium and costs of exchange payable in connection with the purchase of the first currency with the second currency.

13.06.(Maintenance of the Indemnities) The indemnities contained in this Clause 13 shall apply irrespective of any indulgence granted to the Borrowers or any other party from time to time and shall continue in full force and effect notwithstanding any payment in favour of the Bank and any sum due from the Borrowers under this Clause 13 will be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under any one or more of this Agreement, the other Security Documents and any other documents executed pursuant hereto or thereto.

13.07.(Communications Indemnity) It is hereby agreed that:

13.07.01.the Bank is hereby authorised by the Borrowers to accept at its sole discretion all tested or untested communications given by facsimile, e-mail, or otherwise, regarding any or all of the notices, requests, instructions or other communications under this Agreement, subject to any restrictions imposed by the Bank relating to such communications including, without limitation (if the Bank so asks) the obligation to confirm such communications by letter;

13.07.02.the Borrowers shall recognize any and all of the said notices, requests, instructions or other communications to the Bank as legal, valid and binding, when these notices, requests, instructions or communications come from the fax number and/or e-mail address,  number mentioned in Clause 18 or any other e-mail address or fax number usually used by them or the Corporate Guarantor;

13.07.03.the Borrowers hereby assume full responsibility for the execution of the said notices, requests, instructions or communications to the Bank and promise and recognize that the Bank shall not be held responsible for any loss, liability or expense that may result from such notices, requests, instructions or other communications. It is hereby undertaken by the Borrowers to indemnify in full the Bank from and against all actions, proceedings, damages, costs, claims, demands, expenses and any and all direct and/or indirect losses which the Bank or any third party may suffer, incur or sustain by reason of the Bank following such notices, requests, instructions or communications;

13.07.04.the Bank shall have the right to ask the Borrowers to furnish any information the Bank may require to establish the authority of any person purporting to act on behalf of the Borrowers for these notices, requests, instructions or communications but the Bank is not obliged to do so. The Bank shall be fully protected in, and the Bank shall incur no liability to the Borrowers for acting upon the said notices, requests, instructions or communications which the Bank in good faith believes to have been given by the Borrowers or by any of their authorised representative(s);

13.07.05.it is undertaken by the Borrowers to safeguard the function and the security of the electronic and mechanical appliance(s) such as e-mail,  fax(es) etc.,  and to take adequate precautions to  prevent their use by any persons not authorized for their use. The Borrowers shall hold the Bank harmless and indemnified from all claims, losses, damages and expenses which the Bank may incur by reason of the failure of the Borrowers to comply with their obligations under this Clause; and

13.07.06.the Bank may at any time reasonably refuse to execute the requests and communications of the Borrowers, or any part thereof given by e-mail or fax or otherwise, prior to confirmation by letter without incurring any responsibility for loss, liability or expense arising out of such refusal.

14.           ASSIGNMENT AND PARTICIPATION

14.01.This Agreement shall be binding upon and inure to the benefit of the Bank and the Borrowers and their respective successors and assigns.

14.02.(Assignment by the Borrower). The Borrowers and any other Security Party may not assign and/or transfer any rights and obligations under this Agreement or any of the other Security Documents or any documents executed pursuant to this Agreement and/or the other Security Documents without the prior written consent of the Bank, at its discretion.

14.03.(Assignment by the Bank). The Bank may assign, transfer, or offer participation to other banks or financial institutions, in whole or in part, or in any manner dispose of all or any of its rights and/or obligations arising or accruing under this Agreement or any of the other Security Documents or any documents executed pursuant to this Agreement and/or the other Security Documents.

14.04.The Bank may in order to implement the assignments and/or transfers and/or participations referred to in Clause 14.03 above, at any time disclose information with respect to the Borrowers, the other Security Parties or a Vessel to any potential assignee, transferee or participant.

14.05.If  Bank assigns, transfers or in any other manner grants participation in respect of all or any part of its rights or benefits or transfers all or any of its obligations as provided in Clause 14.03 the Borrowers undertake, immediately on being requested to do so by the Bank, to enter into and procure that each Security Party enters into such documents as may be necessary or desirable to transfer to the assignee, transferee, or participant all or the relevant part of such Bank's interest in the Security Documents and all relevant references in this Agreement to such Bank shall thereafter be construed as a reference to the Bank and/or its assignee, transferee or participant to the extent of their respective interests and, in the case of a transfer or assignment of all or part of the Bank's obligations, the Borrowers shall thereafter look only to the assignee, transferee or participant in respect of that proportion of the Bank's obligations under this Agreement assumed by such assignee, transferee or participant.

14.06.The Borrowers shall join in and execute such supplemental or substitute agreements as may be necessary to enable the Bank to assign and/or transfer and/or grant participation in respect of its rights and obligations to one or more banks or financial institutions in a syndicate..

15.           CHANGE IN CIRCUMSTANCES – INCREASED COST

15.01.The Bank will not be under any obligation to make available the Loan in whole or in part or to maintain or fund the Loan, as the case may be, if the Bank shall be prevented from making available the Loan,  in whole or in part or maintaining or funding the Loan as the result, directly or indirectly, of any action, inaction or purported action of any authority, government or governmental agency or any strike, boycott or blockade or lockout, or any act of God, civil war or other hostilities or any other event which would constitute force majeure, and  the Bank may serve written notice on the Borrowers declaring the Bank’ obligations under this Agreement terminated, whereupon the same shall terminate forthwith and the Borrowers will immediately repay the Loan and accrued interest together with all other Outstanding Indebtedness to the Bank under this Agreement.

15.02.If, as a result of (a) the introduction of any change in any law, regulation or official directive (whether or not having the force of law) or the interpretation thereof by any governmental authority in any country to the laws or regulations of which the Bank is subject or by any court of competent jurisdiction or (b) compliance by the Bank with any request from any applicable governmental, fiscal or monetary authority (whether or not having the force of law) or (c) any other set of circumstances affecting the Bank including (without limitation) those relating to taxation, capital adequacy, liquidity, reserve assets, cash ratio deposits and special deposits or those resulting from the implementation of any regulations which shall replace, amend and/or supplement those set out in the statement of the Basle Committee on Banking Regulations and Supervisory Practices dated July 1988 and entitled “International Convergence of Capital Measurement and Capital Structures” or any amendatory or substitute agreement thereof, or (d) any change in the Bank’s general financial condition and/or rating:

15.02.01.the cost to  Bank of making available the Loan or any part thereof or maintaining or funding the Loan is increased or an additional cost on  Bank is imposed; and/or

15.02.02.the Bank is subjected to taxes or the basis of taxation (other than taxes or taxation on the overall net income of the Bank) in respect of any payments to the Bank under this Agreement or any of the other Security Documents is changed; and/or

15.02.03.the amounts payable or the effective return to the Bank under any of the Security Documents is reduced; and/or

15.02.04.the Bank’s rate of return on its overall capital by reason of a change in the manner in which it is required to allocate capital resources to the Bank’s obligations under any of the Security Documents is reduced; and/or

15.02.05.the Bank is required to make a payment or forgo a return on or calculated by reference to any amount received or receivable by it under any of the Security Documents; and/or

15.02.06.the Bank is required to incur or sustain a loss (including a loss of future potential profits) by reason of being obliged to deduct all or part of the Loan from its capital for regulatory purposes; and/or

15.02.07.any reserve or liquidity requirements are imposed, modified or deemed applicable against assets held by or commitments of deposits in or for the account of, or loans by or commitments of, the Bank;

then the Borrowers shall pay to the Bank, from time to time, upon demand, such additional moneys as the Bank shall specify to be necessary to indemnify the Bank for any increased cost, reduction in principal or interest receivable or other foregone return whatsoever and will agree with the Bank the restructuring of the transaction constituted by this Agreement and the other Security Documents in a way (as determined at the discretion of the Bank) which will satisfactorily avoid either the unlawfulness or increased cost to the Bank (as the case may be) or any adverse effect on the rights, interests and security of the Bank, without limitation, increase of the Margin.

15.03.The Bank will promptly notify the Borrowers of any intention to claim indemnification pursuant to Clause 15.02 and such notification will certify conclusively, except for manifest error, the amount of any increased cost or reduction and the method of calculating the same.

15.04.A claim under Clause 15.03 may be made at any time and must be discharged by the Borrowers within fifteen (15) days of demand.

15.05.It shall not be a defense to a claim by the Bank under this Clause 15 that any increased cost or reduction could have been avoided by the Bank.

15.06.Any amount due from the Borrowers under this Clause 15 shall be due as a separate debt secured by the Security Documents and shall not be affected by judgment being obtained for any other sums due under or in respect of this Agreement.

15.07.If any additional amounts are required to be paid by the Borrowers to the Bank by virtue of this Clause 15, the Borrowers shall be entitled, on giving the Bank not less than fourteen (14) days' prior notice in writing, to prepay the Loan (as applicable) and accrued interest thereon, together with all other Outstanding Indebtedness, on the next Interest Payment Date  in accordance with this Agreement. Any such notice, once given, shall be irrevocable.

15.08.If any change in or in the interpretation of any applicable law or regulation, by any government or governmental or regulatory authority or agency, makes it unlawful for the bank to maintain or give effect to its obligations under this Agreement, then the Bank on behalf of the Bank may serve written notice on the

Borrowers declaring the Bank’s obligations under this Agreement terminated, whereupon the same shall terminate forthwith and the Borrowers will immediately repay the relevant part of the Loan and accrued interest together with all other Outstanding Indebtedness to the Bank under this Agreement.

16.           WAIVER AND REMEDIES

16.01.No delay or omission by the Bank to exercise any right, remedy or power vested in it under this Agreement and the other Security Documents or by law shall impair such right or power, or be construed as a waiver of, or as an acquiescence in any default by the Borrowers or any other Security Party nor shall any single or partial exercise by the Bank of any power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy. In the event of the Bank on any occasion agreeing to waive any such right, remedy or power, or consenting to any departure from the strict application of the provisions of this Agreement or of any other Security Document, such waiver shall not in any way prejudice or affect the powers conferred upon the Bank under this Agreement and the other Security Documents or the right of the Bank thereafter to act strictly in accordance with the terms of this Agreement and the other Security Documents. No modification or waiver by the Bank of any provision of this Agreement or of any of the other Security Documents nor any consent by the Bank to any departure therefrom by any Security Party shall be effective unless the same shall be in writing and then shall only be effective in the specific case and for the specific purpose for which given. No notice to or demand on any such party in any such case shall entitle such party to any other or further notice or demand in similar or other circumstances.

16.02.The rights and remedies of the Bank contained in this Agreement and the other Security Documents are cumulative and not exclusive of each other nor of any other rights or remedies conferred by law.

17.           INVALIDITY OF PROVISIONS

In the event of any provision contained in any one or more of this Agreement, the other Security Documents and any other document executed pursuant hereto or thereto being invalid, illegal or unenforceable in any respect under any applicable law of any jurisdiction whatsoever such provision shall be ineffective as to that jurisdiction only without affecting the remaining provisions hereof or thereof. If, however this event becomes known to the Bank prior to the making available of the Loan or of any part thereof, the Bank is entitled at its sole discretion to refuse to proceed with making available the Loan or any part thereof until this discrepancy is remedied. Where however the provisions of any such applicable law may be waived they are hereby waived by the parties hereto to the full extent permitted by that law to the intent that this Agreement, the other Security Documents and any other documents executed pursuant hereto or thereto shall be deemed to be valid binding and enforceable in accordance with their respective terms.

18.           NOTICES

18.01.Every notice, request, demand or other communication under this Agreement or, unless otherwise provided therein, any of the other Security Documents shall:

(a)be in writing delivered personally or by first-class prepaid letter (airmail if available), or subject to Clause 13.07 by e-mail, fax, or shall be served through a process server;

(b)be deemed to have been received, subject as otherwise provided in this Agreement or the relevant other Security Documents, in the case of a telex, at the time of dispatch with confirmed answerback of the addressee appearing at the beginning and end of the communication, in the case of fax, or e-mail at the time of dispatch as per transmission report (provided in either that if the date of dispatch is not a Banking Day in the country of the addressee it shall be deemed to have been received at the opening of business on the next such Banking Day), and in the case of a letter when delivered or served personally, or ten (10) days after it has been put into the post; and

(c)be sent:

(1)if to be sent to any Security Party, in care of

OMEGA NAVIGATION ENTERPRISES, INC.
24 Kanningos Street
185 34 Piraeus
Greece
Fax.: (+30210) 4220230
E-mail: contact@omeganavigation.com
Attention: Mr. Charilaos Loukopoulos

(2)if to be sent to the Bank , to
BREMER  LANDESBANK  KREDITANSTALT  OLDENBURG - GIROZENTRALE -
Domshof 26
28195 Bremen
G E R M A N Y

Fax.: (+49421) 332.3635
E-mail: christian.dyballa@bremerlandesbank.de
Att Mr Christian Dyballa

or to such other person, address, e-mail address or fax number as is notified by the relevant Security Party or the Bank (as the case may be) to the other parties to this Agreement and, in the case of any such change of address, e-mail address, or fax number is notified to the Bank, the same shall not become effective until notice of such change is actually received by the Bank and a copy of the notice of such change signed by the Bank.

19.           LAW AND JURISDICTION

19.01.This Agreement shall be governed by and construed in accordance with German Law.

19.02.For the exclusive benefit of the Bank the Borrowers hereby irrevocably submits to the jurisdiction of the First Instance Court of Bremen, Federal Republic of Germany, provided that nothing contained in this Clause shall limit the right of the Bank to take any suit, action or proceedings against  the Borrowers in any other court of competent jurisdiction nor shall the taking of any suit, action or proceedings against  the Borrowers in one or more jurisdictions preclude the taking of any suit, action or proceedings in any other jurisdiction whether concurrently or not.

19.03. Mr. Charilaos Loukopoulos of 24 Kanningos Street, Piraeus, Greece, tel. no.: (+30210) 4139130 fax no.: (+30210) 4220230 (hereinafter called "the Process Agent") is hereby appointed by the Borrowers as agent to accept service on their behalf of any judicial process and any notice, request, demand or other communication under this Agreement or any of the other Security Documents.  In the event that the Process Agent (or any substitute process agent notified to the Bank in accordance with the foregoing) cannot be found at the address specified above (or, as the case may be, notified to the Bank), which will be conclusively proved by a deed of a process server that the Process Agent was not found at such address, any process, notice, request, demand or other communication to be sent to the Borrowers or any other Security Party may be validly effected upon the Public Prosecutor of the First Instance Court of Piraeus.

19.04.The foregoing shall not limit the right of the Bank to start proceedings in any other country or to serve process in any other manner permitted by law. Finally, the Borrowers hereby waives any objections to the inconvenience of Bremen, Germany, as a forum.

19.05.If the Bank decides that any such proceedings should be commenced in any other country, then the Borrowers hereby waive any objections as to the jurisdiction or any claim as to the inconvenience of the forum and covenant and undertake to instruct lawyers in that country to accept service of legal process and not to contest the validity of such proceedings as far as the jurisdiction of the court or courts involved is concerned.

20.           MISCELLANEOUS

20.01.(Entire Agreement). The provisions of this Agreement and the other Security Documents and the documents executed in connection herewith and therewith represent the entire agreement between the parties hereto and supersede any and all prior expressions of intent or understandings of any nature whatsoever. Any alteration or amendment to this Agreement shall be made only in writing and such written instrument shall be the only admissible and conclusive evidence of such amendment or alteration.

In the event of any inconsistency between the provisions of this Agreement and the provisions of an other Security Document the provisions of this Agreement shall prevail.

20.02.(Counterparts). This Agreement may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute but one and the same instrument.

AS WITNESS the hands of the duly authorized representatives of the parties hereto the day and year first before written.

SIGNED AND DELIVERED	)
for and on behalf of	)
BREMER LANDESBANK KREDITANSTALT	)
OLDENBURG – GIROZENTRALE	)
by: Ioannis S. Vafeiadis-Chasopoulos	)
pursuant to a Power of Attorney	)
dated the 4th day of July 2007)
in the presence of:

………………………….
Witness:
Name: Anna Papanikolaou
Address: 130, Kolokotroni street, 185 36 Piraeus, Greece

SIGNED AND DELIVERED	)
for and on behalf of	)
TYLER NAVIGATION INC.	)
by: Charilaos Loukopoulos	)
pursuant to a Power of Attorney	)
dated the 3rd day of July 2007)
in the presence of:	)

………………………….
Witness:
Name: Anna Papanikolaou
Address: 130, Kolokotroni street, 185 36 Piraeus, Greece

SIGNED AND DELIVERED	)
for and on behalf of	)
PASEDENA NAVIGATION INC.	)
by: Charilaos Loukopoulos	)
pursuant to a Power of Attorney	)
dated the 3rd day of July 2007)
in the presence of:	)

………………………….
Witness:
Name: Anna Papanikolaou
Address: 130, Kolokotroni street, 185 36 Piraeus, Greece

SIGNED AND DELIVERED	)
for and on behalf of	)
SUNRAY NAVIGATION INC.	)
by: Charilaos Loukopoulos	)
pursuant to a Power of Attorney	)
dated the 3rd day of July 2007)
in the presence of:	)

………………………….
Witness:
Name: Anna Papanikolaou
Address: 130, Kolokotroni street, 185 36 Piraeus, Greece

SIGNED AND DELIVERED	)
for and on behalf of	)
NEDERLAND NAVIGATION INC.	)
by: Charilaos Loukopoulos	)
pursuant to a Power of Attorney	)
dated the 3rd day of July 2007)
in the presence of:	)

………………………….
Witness:
Name: Anna Papanikolaou
Address: 130, Kolokotroni street, 185 36 Piraeus, Greece

SIGNED AND DELIVERED	)
for and on behalf of	)
LAKEVIEW NAVIGATION INC.	)
by: Charilaos Loukopoulos	)
pursuant to a Power of Attorney	)
dated the 3rd day of July 2007)
in the presence of:	)

………………………….
Witness:
Name: Anna Papanikolaou
Address: 130, Kolokotroni street, 185 36 Piraeus, Greece

Schedule 1

Form of Drawdown Notice

To : BREMER  LANDESBANK  KREDITANSTALT  OLDENBURG – GIROZENTRALE -

Loan Agreement of up to $ ________________ dated the _______ day of ___________________ 2007 (the "Agreement")

We refer to the  Agreement and hereby give you notice that we wish to draw down an amount of $ ……………………on ....... ........ ................, provided that all conditions precedent as per Clause 9 of the Agreement have been fulfilled.  The funds should be paid to ............................

We confirm and warrant that:

(a)no event or circumstance has occurred and is continuing which constitutes an Event of Default;

(b)the representations and warranties set out in Clause 8 of the  Agreement are true and correct at the date hereof as if made with respect to the facts and circumstances existing at such date;

(c)the borrowing to be effected by such drawing will be within our corporate powers, has been validly authorised by appropriate corporate action and will not cause any limit on our borrowings (whether imposed by statute, regulation, agreement or otherwise) to be exceeded; and

(d)there has been no material adverse change in our financial position and the financial position of any other Security Party from that described by us to the Bank in the negotiation of the  Agreement.

Words and expressions defined in the Agreement shall have the same meanings where used herein.

Date:

For and on behalf of
[each Borrower]

By : ________________________
Name:
Title:

SK 23286 0002 890399